Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

NAKED BRAND GROUP LIMITED,

CENNTRO AUTOMOTIVE GROUP LIMITED (A CAYMAN ISLANDS COMPANY),

CENNTRO AUTOMOTIVE GROUP LIMITED (A HONG KONG COMPANY),

CENNTRO AUTOMOTIVE CORPORATION,

AND

CENNTRO ELECTRIC GROUP, INC.

DATED AS OF NOVEMBER 5, 2021

TABLE OF CONTENTS

ARTICLE I THE ACQUISITION		1
1.01	The Purchase and Sale	1
1.02	Purchase Price	2
1.04	Closing	3
1.05	Deliveries; Determination of Purchase Price	3
1.06	CAG Options	4
1.07	Required Withholding	5
1.08	Tax Consequences	5
1.09	Taking of Necessary Action; Further Action	5
1.10	Support Agreements	6
1.11	Parent Loan	6
1.12	Lockup Agreements	6
1.13	Distribution of Acquisition Shares	6

ARTICLE II REPRESENTATIONS AND WARRANTIES REGARDING CAG		7
2.01	Organization	7
2.02	Authority Relative to this Agreement	7
2.03	No Conflict; Required Filings and Consents	7
2.04	Capitalization	8
2.05	Ownership of Company Shares	8
2.06	Board Approval; Shareholders’ Approval; Vote Required	8
2.07	No Additional Representations and Warranties	8

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES		9
3.01	Organization and Qualification	9
3.02	Subsidiaries	9
3.03	Capitalization	10
3.04	Authority Relative to This Agreement	11
3.05	No Conflict; Required Filings and Consents	11
3.06	Compliance	12
3.07	Company Financial Statements	12
3.08	No Undisclosed Liabilities	13
3.09	Absence of Certain Changes or Events	13
3.10	Absence of Litigation	13
3.11	Employee Benefit Plans	13
3.12	Labor and Employment Matters	15
3.13	Restrictions on Business Activities	16

3.14	Title to Property	16
3.15	Intellectual Property	17
3.16	Taxes	19
3.17	Environmental Matters	20
3.18	Agreements	21
3.19	Insurance	22
3.20	Governmental Actions/Filings	22
3.21	Customers and Suppliers	23
3.22	Inventory	23
3.23	Anti-Corruption Laws	23
3.24	Interested Party Transactions	24
3.25	Board Approval; Shareholders’ Approval; Vote Required	24
3.26	Brokers	24
3.27	No Additional Representations and Warranties	24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT		25
4.01	Organization and Qualification	25
4.02	Subsidiaries	25
4.03	Capitalization	26
4.04	Authority Relative to this Agreement	27
4.05	No Conflict; Required Filings and Consents	27
4.06	Compliance	27
4.07	SEC Filings; Financial Statements	28
4.08	No Undisclosed Liabilities	29
4.09	Absence of Certain Changes or Events	29
4.10	Absence of Litigation	30
4.11	Employee Benefit Plans	30
4.12	Superannuation	32
4.13	Labor and Employment Matters	32
4.14	Restrictions on Business Activities	33
4.15	Title to Property	33
4.16	Intellectual Property	34
4.17	Tax Matters	34
4.18	Environmental Matters	39
4.19	Agreements	40
4.20	Insurance	42
4.21	Governmental Actions/Filings	42

4.22	Anti-Corruption Laws	42
4.23	Interested Party Transactions	42
4.24	Listing of Securities	43
4.25	Board Approval; Vote Required	43
4.26	Brokers	43
4.27	No Additional Representations and Warranties	43

ARTICLE V CONDUCT OF BUSINESS PRIOR TO THE CLOSING DATE		44
5.01	Conduct of Business by the Companies and Parent	44

ARTICLE VI ADDITIONAL AGREEMENTS		47
6.01	Notice of Meeting; Extraordinary General Meeting	47
6.02	Access to Information; Confidentiality	50
6.03	Financial Information	51
6.04	Required Information	52
6.05	No Solicitation	53
6.06	Directors’ and Officers’ Indemnification and Insurance	54
6.07	Notification of Certain Matters	54
6.08	Reasonable Efforts	55
6.09	HSR Act	55
6.10	Reorganization	56
6.11	Nasdaq Listing	56
6.12	Public Announcements	56
6.13	Board of Directors and Officers of Parent	57
6.14	No Securities Transactions	57
6.15	CAG Shareholder Approval	57
6.16	Insider Loans	58
6.17	Divestiture	58
6.18	Incentive Equity Plan	58
6.19	Stockholder Litigation	58
6.20	Additional Financings	58

ARTICLE VII CONDITIONS TO THE ACQUISITION		59
7.01	Conditions to the Obligations of Each Party	59
7.02	Conditions to the Obligations of Parent	59
7.03	Conditions to the Obligations of CAG and the Companies	60

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		61
8.01	Termination	61
8.02	Effect of Termination	63
8.03	Fees and Expenses	63

ARTICLE IX GENERAL PROVISIONS		63
9.01	Non-Survival of Representations, Warranties and Agreements	63
9.02	GST	63
9.03	Notices	63
9.04	Interpretation	64
9.05	Amendment	79
9.06	Extension; Waiver	79
9.07	Severability	79
9.08	Entire Agreement; Third Party Beneficiaries; Assignment	80
9.09	Schedules	80
9.10	Non-Recourse	80
9.11	Other Remedies; Specific Performance	81
9.12	Governing Law; Consent to Jurisdiction	81
9.13	WAIVER OF JURY TRIAL	81
9.14	Headings	81
9.15	Rules of Construction	81
9.16	Counterparts; Electronic Delivery	82
9.17	Conflicts and Privilege	82

Schedules

Schedule A-1	Sample Calculation
Schedule A-2	Distribution Calculation
Schedule B	Supporting Shareholders
Schedule C	Loan Parties
Schedule 1	Certain Corporate Actions
Schedule 2	CAG Disclosure Schedule
Schedule 3	Company Disclosure Schedule
Schedule 4	Parent Disclosure Schedule

Exhibits

Exhibit A	Local Sale and Purchase Agreement
Exhibit B	Relationship Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Equity Incentive Plan
Exhibit E	Employee Stock Purchase Plan
Exhibit F	Registration Rights Agreement
Exhibit G	Illustrative Calculation

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of November 5, 2021 (this “Agreement”), is by and among Naked Brand Group Limited (ACN 619 054 938), an Australian company (“Parent”), Cenntro Automotive Group Limited, a Cayman Islands company limited by shares (“CAG”), Cenntro Automotive Group Limited, a Hong Kong private company limited by shares and a wholly owned subsidiary of CAG (“CAG HK”), Cenntro Automotive Corporation, a Delaware corporation and a wholly owned subsidiary of CAG (“CAC”), and Cenntro Electric Group, Inc., a Delaware corporation and a wholly owned subsidiary of CAG (“CEG”).

Each of CAG HK, CAC, and CEG shall be referred to herein, individually, as a “Company” and, collectively, as the “Companies.” Each of Parent, CAG, and the Companies shall be referred to herein, individually, as a “Party” and, collectively, as the “Parties.” Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 9.04.

RECITALS

WHEREAS, CAG owns (i) all of the issued and outstanding ordinary shares of CAG HK (the “CAG HK Shares”), (ii) all of the issued and outstanding shares of common stock, par value $0.001 per share, of CAC (the “CAC Shares”), and (iii) all of the issued and outstanding shares of common stock, par value $0.01 per share, of CEG (the “CEG Shares” and, together with the CAG HK Shares and the CAC Shares, the “Company Shares”);

WHEREAS, CAG wishes to sell to Parent, and Parent wishes to purchase from CAG, the Company Shares, in exchange for fully paid ordinary shares of Parent (the “Parent Shares”), on the terms and subject to the conditions set forth herein (the “Acquisition”);

WHEREAS, the boards of directors of Parent, CAG, and each Company have determined that the Acquisition is fair to, and in the best interests of, their respective companies and their respective stockholders;

WHEREAS, the Parties intend that the Acquisition, together with the actions set forth on Schedule 1, will qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of Section 368 of the Code; and

WHEREAS, the offer and sale of the Parent Shares is exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof and Regulations D and S thereunder.

NOW, THEREFORE, in consideration of the covenants, promises, and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE ACQUISITION

1.01 The Purchase and Sale. On the terms and subject to the conditions set forth herein, at the Closing (as defined below), CAG shall sell to Parent, and Parent shall purchase from CAG, the Company Shares, free and clear of all Liens, other than (a) Liens securing the Parent Loan and (b) transfer restrictions under applicable securities laws and the Charter Documents of the Companies, for the aggregate purchase price specified in Section 1.02. Solely for the purpose of submission to the Stamp Office of the Inland Revenue Department of Hong Kong for adjudication pursuant to Section 1.14, CAG and Parent shall enter into a local sale and purchase agreement in form set forth in Exhibit A, in relation to the CAG HK Shares in favor of Parent, which shall reflect the allocation of a percentage (to be determined and mutually agreed between the Parties) of the Acquisition Shares to the purchase price of the CAG HK Shares (the “Local Sale and Purchase Agreement”). For the avoidance of doubt, in the event of inconsistency or conflict, the terms of this Agreement shall take precedence over the Local Sale and Purchase Agreement.

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1.02 Purchase Price. The aggregate purchase price for the Company Shares shall be an aggregate number of Parent Shares equal to the Acquisition Share Pool less the Converted Option Acquisition Shares (the “Acquisition Shares”). An example of the calculation of the number of Acquisition Shares, based on the Fully Diluted CAG Shares Outstanding and the Fully Diluted Parent Shares Outstanding, and the Exchange Ratio, in each case, as of the date hereof, is set forth on Schedule A-1 attached hereto, solely for illustrative purposes (the “Sample Calculation”).

1.03 Acquisition Share Calculation. On or prior to five (5) Business Days prior to the Closing Date, CAG shall deliver to Parent a certificate, duly executed by the chief financial officer of CAG, setting forth, in reasonable detail, the number of Fully Diluted CAG Shares Outstanding and the number of Liquidation Preference Acquisition Shares to be distributed in the Distribution. On or prior to four (4) Business Days prior to the Closing Date, Parent shall deliver to CAG a certificate, duly executed by the chief financial officer of Parent, setting forth, in reasonable detail, (x) the number of Fully Diluted Parent Shares Outstanding immediately prior to the Closing and (y) Parent’s calculation of the Acquisition Shares and the Exchange Ratio in accordance with the terms of this Agreement, together with reasonably detailed supporting evidence of the calculation of the amounts reflected therein (the “Parent Closing Statement”). Parent’s calculation of the number of Acquisition Shares and the Exchange Ratio included in the Parent Closing Statement shall be prepared on a basis consistent with the Sample Calculation. CAG shall have the right to review and comment on the Parent Closing Statement, and shall return the proposed calculation with comments, if any, to Parent, no later than three (3) Business Days prior to the Closing. Parent shall make changes to the proposed calculations in the Parent Closing Statement as reasonably requested by CAG and in accordance with the terms of this Section 1.03 and the Sample Calculation, and CAG and Parent shall work in good faith to resolve any such comments within one (1) Business Day before the Closing. All negotiations pursuant to this Section 1.03 shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence. Any comments to the Parent Closing Statement remaining in dispute at the conclusion of such period shall be submitted to final and binding arbitration and the Closing shall be delayed until the Parties have received the final judgment of the arbitrator or the Parties otherwise mutually agree. The arbitration shall be conducted according to the Commercial Arbitration Rules of the American Arbitration Association. The place of arbitration shall be New York, New York or such other place as may be agreed upon by the Parties. The Parties shall attempt to agree upon one arbitrator, but if they are unable to agree, each shall appoint an arbitrator and these two shall appoint a third arbitrator. All submissions of documents or information to the arbitrator(s) shall be in writing and the Party making such submission shall concurrently deliver a copy thereof to the other Party. The arbitrator(s) shall make a written determination as to the number of Acquisition Shares and/or the Exchange Ratio. CAG and Parent shall use their commercially reasonable efforts to cause the arbitrator(s) to render a written decision resolving the matters submitted to it as soon as practicable following the submission thereof. The arbitrator(s) shall consider only those items and amounts in CAG’s and Parent’s respective calculations of the number of Acquisition Shares and/or the Exchange Ratio that are identified as being items and amounts to which CAG and Parent have been unable to agree as provided above. The scope of the disputes to be resolved by the arbitrator(s) shall be limited to correcting mathematical errors and determining whether the disputed items were determined in accordance with this Agreement and the Sample Calculation, and the arbitrator(s) is not to make any other determination. Expenses of the arbitrator(s) shall be divided equally between the Parties. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and shall be enforceable against the Parties in accordance with the 1958 Convention on the Recognition and Enforcement of Foreign Arbitral Awards, as amended. The Parent Closing Statement, as finally determined in accordance with this Section 1.03, shall be the “Closing Statement.” CAG and Parent shall be entitled to rely on the information set forth in the Closing Statement, as finally determined in accordance with this Section 1.03.

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1.04 Closing. Unless this Agreement shall have been terminated pursuant to Section 8.01, the consummation of the Acquisition (the “Closing”) shall take place remotely by the electronic exchange of documents and signatures at a time to be agreed upon by CAG and Parent on the third (3rd) Business Day after the satisfaction or waiver (to the extent the same may be waived) of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing) or at such other time, date, and location as the Parties agree in writing (the “Closing Date”).

1.05 Deliveries; Determination of Purchase Price.

(a) At the Closing, Parent shall:

(i) deliver to CAG a certificate, duly executed by the chief financial officer of Parent, confirming the information set forth in the Closing Statement, as finally determined by the Parties and, if applicable, the arbitrator(s), pursuant to Section 1.03;

(ii) deliver to CAG a copy of irrevocable instructions to Parent’s transfer agent or share registry for the issuance of the Acquisition Shares as set forth in the Closing Statement, in book-entry form, registered in the name of CAG, and cause the transfer agent to issue the Acquisition Shares to CAG, free and clear of all Liens, other than transfer restrictions under applicable securities laws;

(iii) pay any documented and unpaid transaction expenses incurred on behalf of CAG, the Companies, or Parent, by wire transfer of immediately available funds to the accounts and in the amounts specified and agreed to by the Parties in writing at least three (3) Business Days prior to the Closing Date;

(iv) deliver to CAG (i) a duly executed counterpart of the Local Sale and Purchase Agreement, and (ii) the instrument of transfer and bought note (in a form complying with the Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong)) in respect of the CAG HK Shares, duly executed by Parent;

(v) deliver to CAG the certificates and other agreements and instruments contemplated by ARTICLE VII and the other provisions of this Agreement; and

(vi) deliver to CAG a duly executed counterpart of the relationship agreement, effective at and following the Closing (the “Relationship Agreement”), by and among Parent and each of Peter Wang, Cenntro Enterprise Limited, a Hong Kong private company limited by shares and ultimately owned by Peter Wang, and Trendway Capital Limited, a Hong Kong private company limited by shares and ultimately owned by Peter Wang (together, the “Wang Parties”), in the form set forth as Exhibit B, acting reasonably, pursuant to which Parent grants to the Wang Parties the right to appoint four (4) nominee directors to the board of directors of Parent so long as the Wang Parties collectively hold 10% of the voting power of the Parent Shares.

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(b) At the Closing, CAG shall:

(i) deliver to Parent a certificate, duly executed by the chief financial officer of CAG, confirming the information set forth in the Closing Statement, as finally determined by the Parties and, if applicable, the arbitrator(s), pursuant to Section 1.03;

(ii) deliver to Parent certificates evidencing the Company Shares (other than the CAG HK Shares), free and clear of all Liens, other than (A) Liens securing the Parent Loan and (B) transfer restrictions under applicable securities laws and the Charter Documents of the Companies, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(iii) deliver to Parent: (A) a duly executed counterpart of the Local Sale and Purchase Agreement, (B) the instrument of transfer and sold note (in a form complying with the Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong)), duly executed by CAG, in favor of Parent, (C) certificates evidencing the CAG HK Shares, in the name of CAG, (D) an irrevocable power of attorney in favor of Parent, which enables Parent or its nominee to attend and vote at general meetings of CAG HK pending registration of the transfer of the CAG HK Shares in CAG HK’s register of members, and (E) a certified copy of the board resolutions of CAG HK approving the transfer of the CAG HK Shares in accordance with this Agreement and that such transfer be registered in CAG HK’s register of members;

(iv) deliver to Parent the certificates and other agreements and instruments contemplated by ARTICLE VII and the other provisions of this Agreement; and

(v) deliver to Parent one or more counterparts of the Relationship Agreement duly executed by each of the Wang Parties.

(c) In no event shall the Acquisition Shares issued pursuant to ARTICLE I and the Converted Option Acquisition Shares collectively exceed the Acquisition Share Pool.

1.06 CAG Options.

(a) On the terms and subject to the conditions of this Agreement, at the Closing Date, by virtue of the Acquisition and this Agreement and without any further action on the part of Parent, CAG, the Companies or the holders of the CAG Options, each CAG Option outstanding immediately prior to the Closing, whether vested or unvested, shall be converted (as converted, a “Converted CAG Option”) into an option exercisable for that number of Parent Shares equal to the product of (A) the aggregate number of CAG Shares for which such CAG Option was exercisable immediately prior to the Closing, multiplied by (B) the Exchange Ratio (rounded down to the nearest whole number of Parent Shares). The exercise price per Parent Share of such Converted CAG Option shall be adjusted so that it is equal to the quotient of (x) the exercise price per share of such CAG Option immediately prior to the Closing, divided by (y) the Exchange Ratio (rounded up to the nearest cent); provided, however, that the exercise price and the number of Parent Shares purchasable pursuant to a Converted CAG Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and foreign legal requirements. Upon the conversion pursuant to this Section 1.06(a), each Converted CAG Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) set forth in the CAG Equity Plan and the award agreement pursuant to which the corresponding CAG Option was granted, as in effect immediately prior to the Closing, except (i) as otherwise provided in this Section 1.06(a) or Section 1.06(b) and (ii) that exercise of the Converted CAG Options shall be subject to Chapter 6 of the Australian Corporations Act and to the provisions of FATA.

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(b) Effective as of the Closing Date, Parent shall (A) replace the CAG Options that are outstanding as of the Closing Date by way of the issuance of the Converted CAG Options in accordance with the terms of this Section 1.06 and (B) for the purpose of complying with this Section 1.06, assume sponsorship of the CAG Equity Plan; provided that references to the Company therein shall thereupon be deemed references to Parent and references to CAG Shares therein shall be deemed references to Parent Shares, with appropriate equitable adjustments to reflect the transaction contemplated by this Agreement. Prior to the Closing Date, the Company shall deliver written notice to each holder of a CAG Option informing such holder of the effect of the Acquisition on the CAG Options, which shall also provide that no Converted CAG Option shall be exercisable between the Closing Date and the date that the Parent Shares issuable upon exercise of the Converted CAG Options have been registered with the SEC on Form S-8.

(c) Prior to the Closing Date, CAG shall take all actions necessary or appropriate to effectuate the treatment of the CAG Options contemplated by this Section 1.06.

(d) Parent shall take all actions that are necessary for the replacement of the CAG Options by way of the issuance of the Converted CAG Options pursuant to this Section 1.06, including the issuance and listing of the Parent Shares issuable upon exercise of the Converted CAG Options and seeking any necessary regulatory or stockholder approvals, as necessary to effect the transactions contemplated by this Section 1.06. Parent shall file with the SEC as soon as practicable following the Closing Date a registration statement on Form S-8 with respect to such Parent Shares, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the applicable CAG Equity Plan remains in effect and such registration of the Parent Shares issuable thereunder continues to be required.

1.07 Required Withholding. Parent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local, or foreign Tax Law, and to request and be provided any necessary Tax forms, including IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, or any similar information. Parent shall provide notice of any withholding that it intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least five (5) Business Days prior to the date of the relevant payment, and the Parties shall (and shall cause their Affiliates to) cooperate to minimize or eliminate any potential withholding. To the extent such amounts are so deducted or withheld consistent with the terms of this Section 1.07, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.08 Tax Consequences. It is intended by the Parties that the Acquisition, together with the actions set forth on Schedule 1, shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

1.09 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement or to fulfill the Parties’ obligations under this Agreement and the other Transaction Documents, upon the terms and subject to the conditions set forth in this Agreement, the Parties will use, and will cause their directors and officers to use, their reasonable best efforts to take, or cause to be taken, all such lawful and necessary or desirable action and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper, desirable or advisable to carry out the purposes of this Agreement or to fulfill the Parties’ obligations under this Agreement and the other Transaction Documents.

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1.10 Support Agreements. Concurrently with the execution of this Agreement, the shareholders of CAG identified on Schedule B attached hereto (the “Supporting Shareholders”) have entered into support agreements with Parent and CAG (the “Support Agreements”), pursuant to which each of the Supporting Shareholders has agreed to, among other things, vote all of the shares of capital stock of CAG beneficially owned by such Supporting Shareholder in favor of (or deliver a written consent to) the approval and authorization of this Agreement, the Acquisition and the other Transactions, subject to the terms and provisions of the Support Agreement. Concurrently with the execution of this Agreement, the shareholders of Parent identified on Schedule B attached hereto have delivered statements of intention to Parent, pursuant to which each such shareholder of Parent has stated its intention to, among other things, vote in favor of each of the Parent Shareholder Matters (as contemplated in Section 6.01(a)), absent a Parent Superior Proposal.

1.11 Parent Loan. Concurrent with the execution of this Agreement, the Companies have entered into a loan agreement with Parent, dated as of the date hereof, pursuant to which Parent has made a loan to the Companies in the aggregate principal amount of $30 million (the “Parent Loan”), with the aggregate principal amount of the Parent Loan and accrued and unpaid interest maturing on the date that is ninety (90) calendar days after the termination of this Agreement or, if the Closing occurs, ninety (90) calendar days after written demand for payment (the “Maturity Date”). Interest on the outstanding principal amount of the Parent Loan shall accrue at the rate of ten percent (10%) per annum, payable on the Maturity Date. The Parent Loan is secured by substantially all of the assets of the Companies, pursuant to the loan agreement.

1.12 Lockup Agreements. Prior to the Closing Date, the Parties will use reasonable best efforts to cause the shareholders of CAG and Parent identified on Schedule C attached hereto to agree in favor of Parent not to transfer the Parent Shares beneficially owned by them as of immediately after the Closing Date for a period of one hundred eighty (180) days from the Closing Date, subject to certain exceptions, which provisions will be set forth in a lock-up agreement in substantially the form of Exhibit C attached hereto. The book-entry positions evidencing the Acquisition Shares issued hereunder shall each include prominent disclosure or bear a prominent legend evidencing the fact that such shares are subject to such lock-up provisions described in this Section 1.12.

1.13 Distribution of Acquisition Shares. Promptly following the Closing Date, in connection with the deemed liquidation of CAG pursuant to CAG’s Charter Documents (as defined below), CAG shall distribute the Acquisition Shares to the holders of the shares of CAG, in accordance with (i) CAG’s Charter Documents, (ii) all applicable contractual obligations binding on CAG, (iii) all applicable Legal Requirements (the “Distribution”). Parent shall use its reasonable best efforts to assist CAG in the Distribution, including causing Parent’s transfer agent to register the transfer of the Acquisition Shares from CAG to the holders of capital stock of CAG pursuant to the Distribution in book-entry form. An example of the calculation of the number of Acquisition Shares to be distributed to each holder of shares of CAG, as of the date hereof, is set forth on Schedule A-2 attached hereto. CAG shall promptly notify Parent upon any change in the holding of the shares of CAG prior to the Closing that would result in a material change in the allocation of the Acquisition Shares among such holders.

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1.14 Stamp Duty for the CAG HK Shares. The Parties agree that the bought and sold notes and instruments of transfer in respect of the CAG HK Shares as contemplated pursuant to the terms of this Agreement shall be submitted to the Stamp Office of the Inland Revenue Department of Hong Kong for adjudication by Parent as soon as practicable after Closing (but in any event within 30 days after Closing). Each Party undertakes that it will promptly provide any further documentation (certified as being true copies, where so requested) that may be reasonably required in connection with the submission of the bought and sold notes and instruments of transfer in respect of the CAG HK Shares to the Stamp Office of the Inland Revenue Department of Hong Kong. Without limiting the foregoing, CAG HK shall provide (a) a copy of the articles of association of CAG HK, (b) a certified copy of the Local Sale and Purchase Agreement, (c) a statement on whether CAG HK has acquired any Hong Kong landed property, rights to acquire landed property or investments and, if so, with a completed schedule of the landed property in the form provided by the Stamp Office of the Inland Revenue Department of Hong Kong, (d) the Company Annual Financial Statements, (e) certified management accounts of CAG HK and each of its subsidiaries from incorporation of CAG HK or the latest date of the balance sheet in the Company Annual Financial Statements, in each case, as required by the Stamp Office of the Inland Revenue Department of Hong Kong, through a date falling within three (3) months before the date of Closing, (f) if CAG HK has issued additional shares after the date of its latest audited accounts, a certified copy of the return of allotments for the purposes of section 142(1) of the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) of CAG HK for increase of share capital, after the end date of the latest audited accounts, and (g) if CAG HK has declared any dividends after the latest audited accounts, a certified copy of the board resolutions of CAG HK for dividends paid or payable, after the end date of its latest audited accounts, specifying the date on which members of CAG HK were entitled to the dividend.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING CAG

Subject to the exceptions set forth in Schedule 2 delivered by CAG and the Companies to Parent in connection with this Agreement (the “CAG Disclosure Schedule”), CAG hereby represents and warrants to Parent as follows:

2.01 Organization. CAG is a company duly incorporated, validly existing, and in good standing under the laws of the Cayman Islands.

2.02 Authority Relative to this Agreement. Subject to the CAG Shareholder Approval and Section 2.03(b), CAG has all necessary corporate power and authority to: (i) execute and deliver this Agreement and each Transaction Document that CAG has executed or delivered or is to execute or deliver in connection with this Agreement and (ii) perform CAG’s obligations hereunder and thereunder and consummate the Transactions (including the Acquisition). The execution and delivery of this Agreement by CAG and the consummation by CAG of the Transactions (including the Acquisition) have been, or will be, duly and validly authorized by all necessary corporate action on the part of CAG (including, as of the date of this Agreement, approval by its board of directors and, prior to the Closing, approval by its shareholders if required by the Cayman Companies Act), and, other than the CAG Shareholder Approval, no other corporate proceedings on the part of CAG are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by CAG and, assuming the due authorization, execution, and delivery thereof by the other Parties, constitutes the legal and binding obligation of CAG, enforceable against CAG in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.03 No Conflict; Required Filings and Consents.

(a) Except as set forth in Schedule 2.03, the execution and delivery of this Agreement by CAG does not, and the consummation of the Transactions by CAG will not, (i) conflict with or violate the Charter Documents of CAG, (ii) conflict with or violate any Legal Requirements applicable to CAG or by which the Company Shares are bound or affected, (iii) result in the creation of a Lien on the Company Shares pursuant to any contract binding on CAG, assuming, in the case of clauses (ii) and (iii), that all consents, approvals, authorizations, permits, filings and notifications described in Section 2.03(b) have been made or obtained, and except, with respect to clauses (ii) and (iii), for any such conflicts, violations, or results that would not, individually or in the aggregate, prevent, materially delay the consummation of the Acquisition or any of the other Transactions.

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(b) Assuming the truth and completeness of the representations and warranties of Parent contained in this Agreement, the execution and delivery of this Agreement by CAG do not, and the performance of this Agreement by CAG will not, require any consent, approval, or authorization of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Securities Act, or any state securities or “blue sky” laws and the rules and regulations thereunder, (ii) compliance with and filings or notifications under any applicable requirements of the HSR Act, (iii) notification of no objection under FATA, and (iv) where the failure to obtain such consents, approvals, or authorizations, or to make such filings or notifications, would not, individually or in the aggregate, prevent, materially delay the consummation of the Acquisition or any of the other Transactions.

2.04 Capitalization. As of the date hereof, the authorized capital stock of CAG and the number of shares of capital stock of CAG outstanding is set forth on Schedule 2.04.

2.05 Ownership of Company Shares. CAG owns all of the Company Shares (legally and beneficially), free and clear of all Liens, other than (i) Liens securing the Parent Loan and (ii) transfer restrictions under applicable securities laws and the Charter Documents of the Companies or CAG. There are no outstanding subscriptions, options, warrants, calls, rights (including preemptive rights), pledges, commitments or agreements of any character to which CAG is a party or by which it is bound obligating CAG to sell, transfer, assign, pledge or otherwise transfer any shares of Company Capital Stock (as defined below) to any Person, or obligating CAG to enter into any such subscription, option, warrant, call, right, pledge, commitment or agreement with respect to any shares of Company Capital Stock.

2.06 Board Approval; Shareholders’ Approval; Vote Required. As of the date of this Agreement, the board of directors of CAG, by resolutions duly adopted by unanimous vote of those directors voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) determined that this Agreement and the Acquisition are fair to and in the best interests of CAG and its shareholders, (b) approved this Agreement and the Acquisition and declared their advisability, and (c) recommended that the shareholders of CAG approve and authorize this Agreement, and the Acquisition and directed that this Agreement and the Acquisition be submitted for consideration to CAG’s shareholders. The only corporate vote or consent necessary to approve this Agreement, the Acquisition and the Acquisition that has not been obtained is the CAG Shareholder Approval.

2.07 No Additional Representations and Warranties. Except as otherwise expressly provided in this ARTICLE II (as modified by the CAG Disclosure Schedule), none of CAG, its Affiliates, or their Representatives has made, or is making, any express or implied representation or warranty whatsoever with respect to CAG, its Affiliates, or any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any information made available to Parent or any of its Affiliates or Representatives by, or on behalf of, CAG or the Companies (other than regarding the Companies and Company Subsidiaries as expressly provided in ARTICLE III), and any such representation or warranty is expressly disclaimed. Without limiting the generality of the foregoing, neither CAG nor any other person on behalf of CAG has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts or estimates or budgets made available to Parent or any of its Affiliates or Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of CAG (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent or any of its Affiliates Representatives or any other Person, and any such representation or warranty is expressly disclaimed. CAG is not relying on any statement, representation or warranty, oral or written, express or implied, made by Parent or any of its Representatives, except as expressly set forth in ARTICLE IV (as modified by the Parent Disclosure Schedule and any Parent SEC Report).

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ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

Subject to the exceptions set forth in Schedule 3 delivered by CAG and the Companies to Parent in connection with this Agreement (the “Company Disclosure Schedule”), CAG and the Companies hereby represent and warrant to Parent as follows:

3.01 Organization and Qualification. CAG HK is a company duly incorporated and validly existing under the laws of Hong Kong and has the requisite corporate power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being conducted. Each of CAC and CEG is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names, including, for the avoidance of doubt in the case of CAG and the Companies, any shareholders agreement or similar agreement) (collectively referred to herein as “Charter Documents”) of the Companies, as amended and currently in effect, have been heretofore made available to Parent or Parent’s counsel. Each of the Companies is duly qualified or licensed to do business as a foreign corporation and, to the extent such concept is recognized, is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, taken as a whole. Each jurisdiction in which a Company is so qualified or licensed is listed in Schedule 3.01.

3.02 Subsidiaries.

(a) The Companies have no direct or indirect subsidiaries, other than those listed in Schedule 3.02 (the “Company Subsidiaries”). Except as set forth in Schedule 3.02, the Companies own, either directly or indirectly through one or more other Company Subsidiaries, all of the outstanding equity securities of their respective Company Subsidiaries, free and clear of all Liens, other than Permitted Liens or as otherwise set out in the applicable Charter Documents. Except with respect to the Company Subsidiaries, none of the Companies owns, directly or indirectly, any equity or voting interest in any entity or has any outstanding agreement or commitment to purchase any such interest, or has agreed or is obligated to make or is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.

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(b) Each Company Subsidiary that is a corporation is duly incorporated, validly existing and, to the extent such concept is recognized, in good standing (or the equivalent thereof) under the laws of its respective jurisdiction of incorporation (as listed in Schedule 3.02) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Company Subsidiary that is not a corporation is duly organized or formed, validly existing and in good standing (or the equivalent thereof) under the laws of its respective jurisdiction of organization or formation (as listed in Schedule 3.02) and has the requisite entity power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Complete and correct copies of the Charter Documents of each Company Subsidiary, as amended and currently in effect, have been heretofore made available to Parent or Parent’s counsel. Each Company Subsidiary is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, taken as a whole.

3.03 Capitalization.

(a) As of the date hereof, the authorized capital stock of each of CAC and CEG (the “U.S. Company Capital Stock”) and the number of shares of U.S. Company Capital Stock of each of CAC and CEG outstanding is set forth on Schedule 3.03(a). As of the date hereof, the total issued share capital of CAG HK and the number of issued shares constituting such share capital is set forth on Schedule 3.03(a) (the “HK Company Shares” and, together with the U.S. Company Capital Stock, the “Company Capital Stock”). Each outstanding share of Company Capital Stock (i) is duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights, (ii) has been issued in compliance with all applicable securities laws and other applicable Legal Requirements, and (iii) was issued free and clear of all Liens and not subject to option, call option, right of first refusal, subscription right, or any similar right under the Charter Documents of the Companies or any Company Contract, other than, in each case, transfer restrictions under applicable securities laws and the Charter Documents of the Companies or CAG.

(b) Except as set forth on Schedule 3.03(b), no shares of Company Capital Stock or shares of capital stock of any Company Subsidiary or similar equity or ownership interests of any Company or Company Subsidiary are reserved for issuance. There are no outstanding subscriptions, options, warrants, calls, rights (including preemptive rights), pledges, commitments or agreements of any character to which any Company or Company Subsidiary is a party or by which it is bound obligating such Company or Company Subsidiary to issue, deliver, pledge or sell, or cause to be issued, delivered, pledged or sold, or repurchase, redeem or otherwise acquire, or cause to be repurchased, redeemed or otherwise acquired, any shares of Company Capital Stock, shares of capital stock of any Company Subsidiary or similar equity or ownership interests of any Company or Company Subsidiary, or obligating any Company or Company Subsidiary to grant, issue, accelerate the vesting of or enter into any such subscription, option, warrant, call, right, pledge, commitment or agreement with respect to any shares of Company Capital Stock, shares of capital stock of any Company Subsidiary or similar equity or ownership interests of any Company or Company Subsidiary. Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of any Company or Company Subsidiary are issuable and no rights in connection with any shares of capital stock, warrants, options or other securities of any Company or Company Subsidiary accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise). No outstanding shares of Company Capital Stock or shares of capital stock of any Company Subsidiary or similar equity or ownership interests of any Company or Company Subsidiary are unvested or subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with any Company.

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(c) Except as set forth on Schedule 3.03(c), there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which any Company or Company Subsidiary is a party or by which any Company or Company Subsidiary is bound with respect to any equity security of any Company or Company Subsidiary.

(d) None of the Companies or Company Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of such Company or Company Subsidiary on any matter.

3.04 Authority Relative to This Agreement. Subject to the CAG Shareholder Approval and Section 3.05(b), each of the Companies has all necessary corporate power and authority to: (i) execute and deliver this Agreement and each Transaction Document that such Company has executed or delivered or is to execute or deliver and (ii) perform such Company’s obligations hereunder and thereunder and consummate the Transactions (including the Acquisition). The execution and delivery of this Agreement by the Companies and the consummation by the Companies of the Transactions (including the Acquisition) have been, or will be, duly and validly authorized by all necessary corporate action on the part of the Companies (including, as of the date of this Agreement, approval by their respective boards of directors and stockholders as required by the DGCL and the Companies Ordinance (Chapter 622 of the laws of Hong Kong), as applicable, and, prior to the Closing, approval by the shareholders of CAG) and, other than the CAG Shareholder Approval, no other corporate proceedings on the part of any Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each of the Companies and, assuming the due authorization, execution and delivery thereof by the other Parties, constitutes the legal and binding obligation of each of the Companies, enforceable against each of the Companies in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally and by general principles of equity. Except as set forth in Schedule 3.04, to the knowledge of the Companies, no takeover statute or any other similar restrictions are applicable to the Acquisition or the other Transactions.

3.05 No Conflict; Required Filings and Consents.

(a) Except as set forth in Schedule 3.05, the execution and delivery of this Agreement by the Companies do not, and the consummation of the Transactions by the Companies will not, (i) conflict with or violate the Charter Documents of any Company, (ii) conflict with or violate any Legal Requirements applicable to any Company or Company Subsidiary or by which any property or asset of any Company or Company Subsidiary is bound or affected (other than applicable requirements of the HSR Act), (iii) assuming that all consents, approvals, authorizations, permits, filings and notifications described in Section 3.05(b) have been made or obtained, result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any property or asset of any Company or Company Subsidiary pursuant to, any Material Company Contract or Governmental Action/Filing applicable to any Company or Company Subsidiary, or (iv) cause the acceleration or increase of any payment to any Person pursuant to any Material Company Contract, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults or results that would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group, taken as a whole.

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(b) Assuming the truth and completeness of the representations and warranties of Parent contained in this Agreement, the execution and delivery of this Agreement by the Companies do not, and the performance of this Agreement by the Companies will not, require any consent, approval or authorization of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Securities Act, or any state securities or “blue sky” laws and the rules and regulations thereunder, (ii) compliance with and filings or notifications under any applicable requirements of the HSR Act, and (iii) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group, taken as a whole.

3.06 Compliance. None of the Companies or Company Subsidiaries is, and for the past two (2) years none of the Companies or Company Subsidiaries has been, in conflict with, or in default, breach or violation of, any Legal Requirement applicable to it or by which any of its property or assets is bound or affected, except (a) as set forth on Schedule 3.06 and (b) for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group, taken as a whole. Within the past two (2) years, no written notice of non-compliance with any term or requirement of any Legal Requirements applicable to the Company or any Company Subsidiary has been received by any Company or Company Subsidiary (and, to the knowledge of the Companies, no such written notice has been delivered to any other Person), which non-compliance would be materially adverse to the Company Group, taken as a whole.

3.07 Company Financial Statements.

(a) The Companies have made available to Parent true and complete copies of the following combined financial statements of the Companies: (i) audited combined balance sheets as of December 31, 2020 and 2019, and the related audited combined statements of operations, changes in equity and cash flows for the fiscal years then ended (collectively, the “Company Annual Financial Statements”), and (ii) an unaudited combined balance sheet as of the Company Balance Sheet Date and the related unaudited combined statements of operations, changes in equity and cash flows of the Companies for the three and six months ended June 30, 2021 and 2020 (collectively, the “Company Interim Financial Statements” and, collectively with the Company Annual Financial Statements, the “Company Financial Statements”).

(b) The Company Financial Statements (i) were prepared from, and are in accordance in all material respects with, the books and records of the Companies and the Company Subsidiaries, (ii) have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis in accordance with past practice throughout the periods involved (except as may be indicated therein or in the notes thereto), and (iii) fairly present, in all material respects, the combined financial position, results of operations, changes in equity and cash flows of the Companies, as at the respective dates thereof and for the respective periods indicated therein, except, in the case of the Company Interim Financial Statements, subject to normal audit adjustments and the absence of footnotes.

(c) The Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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3.08 No Undisclosed Liabilities. As of the date of this Agreement, the Companies have no liabilities (absolute, accrued, contingent or otherwise) of a nature that would be required to be set forth or reserved for on a balance sheet of the Companies, including the notes thereto, prepared in accordance with U.S. GAAP, applied on a consistent basis in accordance with past practice, except: (i) liabilities provided for in or otherwise disclosed in the Company Financial Statements or in the notes thereto, (ii) liabilities arising in the ordinary course of business of the Companies and the Company Subsidiaries since the Company Balance Sheet Date, (iii) liabilities disclosed in Schedule 3.08, (iv) liabilities arising under this Agreement or the performance by the Companies and the Company Subsidiaries of their respective obligations hereunder, and (v) liabilities which are not, individually or in the aggregate, material to the Company Group, taken as a whole.

3.09 Absence of Certain Changes or Events. Since the Company Balance Sheet Date, except as set forth in Schedule 3.09 or as expressly contemplated by this Agreement, (a) there has not been any Material Adverse Effect on the Company Group, taken as a whole, and (b) other than in the ordinary course of business, consistent with past practice, none of the Companies or Company Subsidiaries has taken any action, that if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 5.01.

3.10 Absence of Litigation. Except as set forth in Schedule 3.10 and except in the ordinary course of business, as of the date hereof, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”), pending or, to the knowledge of the Companies, threatened against any Company or any Company Subsidiary, or any property or asset of any Company or any Company Subsidiary, before any Governmental Authority, the outcome of which would reasonably be expected to have a Material Adverse Effect on the Company Group, taken as a whole. As of the date hereof, no Company nor any Company Subsidiary nor any property or asset of any Company or any Company Subsidiary is subject to any material continuing Order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Companies, continuing investigation by, any Governmental Authority (other than with respect to routine audits, examinations or investigations conducted by a Governmental Authority in the ordinary course of business, the outcome of which would reasonably be expected to have a Material Adverse Effect on the Company Group, taken as a whole).

3.11 Employee Benefit Plans.

(a) Schedule 3.11(a) lists all material Company Plans. “Company Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other employee compensation, bonus, stock option, stock purchase, restricted stock, restricted stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, gratuity, change in control, employment, severance, provident fund, pension, fringe benefit, sick pay and vacation plans or arrangements or other compensation or employee benefit plan, program, policy, agreement, contract or other arrangement (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Companies or the Company Subsidiaries, in each case, with respect to which the Companies or Company Subsidiaries have liability or could reasonably be expected to incur any liability (contingent or otherwise), other than (i) standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by Legal Requirements or that can be terminated at any time with severance or termination pay calculated and payable in accordance with applicable law, (ii) any plan, program, policy or other arrangement that is sponsored or maintained by a Governmental Authority, or (iii) any plan, program, policy or other arrangement that covers only former directors, officers, employees, consultants, independent contractors and service providers and with respect to which any Company and Company Subsidiary has no remaining liabilities.

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(b) Except as otherwise disclosed in Schedule 3.11(b), (i) all Company Plans have been maintained and administered in all material respects in compliance with their respective terms and with the Legal Requirements which are applicable to such Company Plans, (ii) all material contributions required to be made with respect to the Company Plans as of the date hereof have been made or, if not yet due, are reflected in the financial statements and records of the Companies and Company Subsidiaries to the extent required by U.S. GAAP, (iii) if intended to qualify for special tax treatment, all Company Plans meet in all material respects all the requirements for such treatment, and (iv) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, all Company Plans are fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, except as would not be materially adverse to the Company Group, taken as a whole.

(c) Except as otherwise disclosed in Schedule 3.11(c), and except as would not be materially adverse to the Company Group, taken as a whole, (i) no Action (excluding claims for benefits incurred in the ordinary course of Company Plan activities) has been brought, or, to the knowledge of the Companies, is threatened, against or with respect to any Company Plan and (ii) there are no audits, inquiries or proceedings pending or, to the knowledge of the Companies, threatened by any Governmental Authority with respect to any Company Plan.

(d) Except as disclosed in Schedule 3.11(d) hereto, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation that is not covered by insurance, golden parachute, bonus, or otherwise) becoming due to any director, officer or employee of the Companies and Company Subsidiaries under any Company Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits or (iv) result in any amount paid or payable being classified as an “excess parachute payment” that would be non-deductible under Section 280G of the Code.

(e) With respect to each Company Plan, the Companies have made available to Parent, where applicable, (i) a true and complete copy of the current Company Plan documents and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed IRS Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Company Plan, and (v) any material nonroutine correspondence from any relevant Governmental Authority with respect to any Company Plan within the past three (3) years.

(f) None of the Company Plans is, or was within the past six (6) years, nor do the Companies or any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, (iv) a multiple employer welfare arrangement under Section 3(40) of ERISA, or (v) a Company Plan intended to be qualified under Section 401(a) or Section 401(k) of the Code. “ERISA Affiliate” means any entity that together with the Companies would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(g) None of the Company Plans provides any retiree medical to any current or former employee, officer, director or consultant of the Companies after termination of employment or service, except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder (or similar state or foreign law).

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(h) To the knowledge of the Companies, there has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Company Plan that could reasonably be expected to result in material liability to the Companies. To the knowledge of the Companies, there have been no acts or omissions by the Companies or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Chapter 43 of the Code for which the Companies may be liable.

(i) Each Company and ERISA Affiliate has each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Company Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(j) The Companies and each Company Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and, to the knowledge of the Companies, no condition or circumstance exists, that could reasonably be expected to subject the Companies to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(k) Each Company Plan that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code has been operated, in all material respects, in compliance with Section 409A of the Code and the Treasury Regulations thereunder, and any subsequent guidance relating thereto, and, to the knowledge of the Companies, no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Company Plan. No employee of any Company or Company Subsidiary is entitled to any gross-up or otherwise entitled to indemnification by any of the Companies or Company Subsidiaries for any violation of Section 409A of the Code.

3.12 Labor and Employment Matters.

(a) None of the Companies or Company Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Companies or Company Subsidiaries nor do the Companies have knowledge of any activities or proceedings of any labor union to organize any such employees. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group, taken as a whole, (i) there are no pending grievance or similar proceedings involving any Company or Company Subsidiary and any of its employees, and (ii) there are no continuing obligations of any Company or Company Subsidiary pursuant to the resolution of any such proceeding that is no longer pending.

(b) Except as disclosed in Schedule 3.12(b) hereto, to the knowledge of the Companies, as of the date hereof, none of the officers of the Companies presently intends to terminate his or her employment with the Companies in connection with the Acquisition. To the knowledge of the Companies, the Companies and Company Subsidiaries are in compliance and each of its employees and consultants is in compliance, with the terms of the respective employment and consulting agreements between a Company (or any Company Subsidiary) and such individuals, in each case, except for such non-compliance that would not, individually or in the aggregate, be materially adverse to the Companies and Company Subsidiaries, taken as a whole.

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(c) Except as disclosed in Schedule 3.12(c) hereto, to the knowledge of the Companies, the Companies and Company Subsidiaries are in material compliance with all applicable laws relating to employment or termination of employment, including those related to wages, hours, compensation, terms and conditions of employment, workplace health and safety, discrimination or harassment, retaliation, human rights, pay equity, notice of termination, classification of employees, immigration, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority (such as social insurance contributions and housing fund contributions applicable to Company Subsidiaries incorporated in the PRC).

(d) To the knowledge of the Companies, except as set forth in Schedule 3.12(d), the Companies and Company Subsidiaries have not incurred any employment-related liabilities with respect to or arising out of COVID-19 or COVID-19 Measures that would have a Material Adverse Effect on the Company Group, taken as a whole. During the eighteen (18) months prior to the date of this Agreement, except in connection with COVID-19 Measures or Permitted Actions, there have been no furloughs, layoffs, or salary reductions affecting any employee of the Companies or Company Subsidiaries as a result of or in response to COVID-19.

3.13 Restrictions on Business Activities. Except as disclosed in Schedule 3.13, there is no agreement, commitment, or Order binding upon the Companies or Company Subsidiaries or their respective assets or to which any of the Companies or Company Subsidiaries are a party which has had or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Companies or the Company Subsidiaries, any acquisition of property by the Companies or the Company Subsidiaries or the conduct of business by the Companies or the Company Subsidiaries as currently conducted, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company Group, taken as a whole.

3.14 Title to Property.

(a) None of the Companies or Company Subsidiaries owns any real property.

(b) Schedule 3.14(b) contains a list of all leases of material real property held by any Company or Company Subsidiary. All leases of material real property held by any Company or Company Subsidiary are in full force and effect, are valid and effective in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by any Company or Company Subsidiary.

(c) The Companies and Company Subsidiaries have legal and valid title to, or, in the case of leased material tangible personal property and assets, valid leasehold interests in, all material tangible personal property and assets of the Company Group, taken as a whole, to the extent used or held for use in connection with the business of the Companies and Company Subsidiaries (the “Company Personal Property”), and all Company Personal Property is in each case held free and clear of all Liens, except for Permitted Liens or Liens disclosed in the Company Financial Statements or in Schedule 3.14(c), none of which Liens would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group, taken as a whole. No material tangible personal property or assets used in, or necessary for, the operation of the business of the Company Group, taken as a whole, as currently conducted, is owned or leased by CAG or any Affiliate of CAG (other than the Companies and the Company Subsidiaries). The Company Personal Property, taken as a whole, has been maintained in all material respects in accordance with generally applicable accepted industry practice and is in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company Group, taken as a whole.

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3.15 Intellectual Property.

(a) Except as would not have a Material Adverse Effect on the Company Group, taken as a whole, the conduct of the business of the Companies and Company Subsidiaries as currently conducted does not materially infringe upon or misappropriate the Intellectual Property rights of any third party. None of the Companies or Company Subsidiaries has received a written claim and, to the knowledge of the Companies, no claim has been threatened against the Companies or Company Subsidiaries that the conduct of the business of the Companies and Company Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party.

(b) With respect to each material item of Intellectual Property owned by any Company or Company Subsidiary (“Company Owned Intellectual Property”), one of the Companies or Company Subsidiaries is the sole and exclusive owner of the entire right, title and interest in and to such Company Owned Intellectual Property, free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business), and is entitled to use such Company Owned Intellectual Property in the operation of the Company Group’s business as currently conducted. To the knowledge of the Companies, the Company Owned Intellectual Property is valid, enforceable, and subsisting, and has not been adjudged invalid or unenforceable in whole or in part, and none of the Companies or Company Subsidiaries has received written notice of a pending proceeding in which any claim has been asserted that any Company Owned Intellectual Property is invalid or unenforceable.

(c) With respect to each material item of Intellectual Property licensed to any Company or Company Subsidiary (“Company Licensed Intellectual Property,” and together with the Company Owned Intellectual Property, the “Company Intellectual Property”), one of the Companies or Company Subsidiaries has sufficient right to use such Company Licensed Intellectual Property in the continued operation of its business in accordance with the terms of a license agreement governing such Company Licensed Intellectual Property. To the knowledge of the Companies, each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect. Except as would not have a Material Adverse Effect on the Company Group, taken as a whole, the Companies and Company Subsidiaries are not and, to the knowledge of the Companies, no other party to any license of the Company Licensed Intellectual Property is, in material breach thereof or default thereunder.

(d) To the knowledge of the Companies, no third party is materially infringing on or misappropriating any Company Owned Intellectual Property. The Companies and Company Subsidiaries have taken commercially reasonable actions to ensure that the operation of the business of the Companies and Company Subsidiaries do not constitute unfair competition or trade practices under the laws of any applicable jurisdiction where the Companies or Company Subsidiaries have operations.

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(e) The Companies and Company Subsidiaries have taken and will take commercially reasonable actions to maintain, protect and, where appropriate, enforce Intellectual Property rights, including the secrecy, confidentiality and value of their trade secrets and other confidential information. The Companies and Company Subsidiaries have not disclosed any material trade secrets or other material confidential information that relates to the product and service offerings of the Companies or Company Subsidiaries or is otherwise material to the business of the Company Group, taken as a whole, to any other Person, other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such confidential information. To the knowledge of the Companies, all persons who have contributed, developed or conceived any Company Owned Intellectual Property that is material to the conduct of the business of the Company Group, taken as a whole, have executed valid and enforceable written agreements with a Company or Company Subsidiary, substantially in the form made available to Parent, and pursuant to which such persons assigned to a Company or Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Companies or Company Subsidiaries, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property. All past and current employees and independent contractors of each Company or Company Subsidiary have entered into employee invention assignment and confidentiality agreements with the Companies or Company Subsidiaries on the Companies’ standard form of such agreement made available to Parent.

(f) To the knowledge of the Companies, no Company or Company Subsidiary is, nor has any Company or Company Subsidiary ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that requires or obligates a Company or Company Subsidiary to grant or offer to any other Person any license or right to any Company Intellectual Property.

(g) The Company Intellectual Property constitutes all material Intellectual Property rights used in, or necessary for, the operation of the business of the Company Group, taken as a whole, as currently conducted, and is sufficient for the conduct of the business of the Company Group, taken as a whole, as currently conducted.

(h) Neither the execution of this Agreement nor the consummation of any Transaction shall materially adversely affect any of the Companies’ or Company Subsidiaries’ rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property that is material to the conduct of the business of the Company Group, taken as a whole.

(i) To the knowledge of the Companies, there are no current unresolved material defects, technical concerns or problems in any of the product or service offerings of the Companies and Company Subsidiaries which are not of the type that are capable of being remediated in the ordinary course of business.

(j) The Companies and Company Subsidiaries currently and previously have complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy or other policies of the Companies or Company Subsidiaries concerning the collection, dissemination, storage or use of Personal Information or other Business Data, (iii) industry standards to which the Companies purport to adhere, and (iv) all contractual commitments that the Companies or Company Subsidiaries have entered into with respect to privacy and/or data security (collectively, the “Company Data Security Requirements”). The Companies and Company Subsidiaries has implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems and Business Data. The Companies’ and Company Subsidiaries’ employees and contractors receive reasonable training on information security issues. During the past three (3) years and as of the date of this Agreement, the Companies and Company Subsidiaries have not (x) to the knowledge of the Companies, experienced any data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Company Data Security Requirements, and, to the knowledge of the Companies, there is no reasonable basis for the same.

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(k) Except as would not reasonably be expected to have a Material Adverse Effect on the Company Group, taken as a whole, the Companies and Company Subsidiaries (i) exclusively own and possess all right, title and interest in and to the Business Data constituting Company Owned Intellectual Property, free and clear of any restrictions, other than those imposed by applicable Privacy/Data Security Laws, or (ii) have the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Companies or Company Subsidiaries receive and use such Business Data prior to the Closing Date. To the knowledge of the Companies, the Companies and Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit Parent from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Companies and Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Company Data Security Requirements.

3.16 Taxes.

(a) Except as set forth in Schedule 3.16, each Company and Company Subsidiary (i) has timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that any Company or Company Subsidiary is obligated to pay, except with respect to Taxes that are being contested in good faith, and for which adequate reserves have been provided in accordance with U.S. GAAP in the most recent combined financial statements of the Companies, and no penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Closing Date; (iii) with respect to all Tax Returns filed by or with respect to any of them, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) as of the date hereof, does not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing; and (v) has provided adequate reserves in accordance with U.S. GAAP in the most recent combined financial statements of the Companies, for any Taxes of the Companies and Company Subsidiaries that have not been paid, whether or not shown as being due on any Tax Return.

(b) None of the Companies or Company Subsidiaries is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, or Tax allocation agreement (other than customary contractual provisions in financing or other commercial agreements entered into in the ordinary course of business).

(c) Each Company and Company Subsidiary has withheld and paid to the appropriate Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, equityholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(d) None of the Companies or Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than that for which the Company is the parent).

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(e) None of the Companies or Company Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f) The Companies and Company Subsidiaries are in compliance in all material respects with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder, and neither any Company nor any of the Company Subsidiaries has engaged in or entered into a “listed transaction” with the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(c)(3).

(g) There are no Tax liens upon any assets of any Company or any of the Company Subsidiaries, except statutory liens for current Taxes not yet due and payable.

(h) No Company or Company Subsidiary has taken, or agreed to take, any action, or know of any fact, plan, or other circumstance, that is reasonably likely to prevent the qualification of the Acquisition, together with the actions set forth on Schedule 1, as a reorganization within the meaning of Section 368(a) of the Code.

3.17 Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company Group, taken as a whole: (i) the Companies and Company Subsidiaries are and at all times during the last two (2) years have been in compliance in all material respects with applicable Environmental Laws, except for such matters as are fully resolved and are set forth on Schedule 3.17; (ii) none of the Companies, Company Subsidiaries or, to the knowledge of the Companies, any third party has caused any release of Hazardous Substances in violation of applicable Environmental Laws at any properties currently leased or operated by the Companies or the Company Subsidiaries; (iii) to the knowledge of the Companies, the properties formerly leased or operated by the Companies and the Company Subsidiaries did not experience, and otherwise were not affected by, a release of Hazardous Substances in violation of applicable Environmental Laws during the period of ownership, leasing or operation by the Companies or the Company Subsidiaries; (iv) as of the date hereof, none of the Companies or Company Subsidiaries has received written notice that it is potentially liable for performing, or covering the costs of performing, any investigation or remediation of Hazardous Substance released in violation of applicable Environmental Laws on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) as of the date hereof, none of the Companies or the Company Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Companies or the Company Subsidiaries may be in material violation of or have material liability under any Environmental Law; (vi) none of the Companies or the Company Subsidiaries is subject to any current Orders or other arrangements with any Governmental Authority or subject to any contractual indemnity or other agreement with any third party requiring it to assume a material liability under any Environmental Law, including in relation to Hazardous Substances; and (vii) this Section 3.17 and Section 3.20 contain the sole representations and warranties of the Companies and Company Subsidiaries related to environmental matters, except for such environmental matters as relate to Permitted Liens.

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3.18 Agreements.

(a) Schedule 3.18 sets forth a complete and accurate list of all Material Company Contracts in effect on the date of this Agreement, specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” means all legally binding contracts, agreements, purchase orders, leases, mortgages, indentures, notes, and bonds, whether written or oral, to which any of the Companies or Company Subsidiaries are a party or by or to which any of the properties or assets of any Company or Company Subsidiary may be bound (including, without limitation, notes for borrowed money payable to any Company or Company Subsidiary, but excluding any Company Plans) and (ii) the term “Material Company Contracts” means (x) each Company Contract (A) involving payments to the Companies and Company Subsidiaries in excess of $350,000 in any twelve (12) month period ending on or after the Company Balance Sheet Date, (B) involving expenditures by the Companies and the Company Subsidiaries in excess of $350,000 in any twelve (12) month period ending on or after the Company Balance Sheet Date (other than any Company Contract of employment), or (C) which would be a “material contract,” as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by U.S. Securities and Exchange Commission (the “SEC”), and (y) the limitations of subclause (x) notwithstanding, each of the following Company Contracts:

(i) any Company Contract to which any director or executive officer of the Companies, or any entity owned or controlled by any such Person, is a party (other than employment, standard confidentiality, and similar agreements or offer letters with employees of the Companies and Company Subsidiaries);

(ii) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money by the Companies or Company Subsidiaries in excess of $250,000;

(iii) any guaranty, direct or indirect, by any Company or Company Subsidiary of any obligation of a third party (other than any Company or Company Subsidiary), in excess of $250,000, excluding endorsements made for collection in the ordinary course of business;

(iv) any Company Contract of employment with any officer of the Companies or providing for annual base cash compensation in excess of $200,000;

(v) any Company Contract made other than in the ordinary course of business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of any Company or Company Subsidiary or (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of any Company or Company Subsidiary;

(vi) any obligation to register any shares of the capital stock or other securities of any Company with the SEC or any similar Governmental Authority;

(vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business or all or substantially all of the assets or stock of other Persons, other than Company Contracts (A) in which the applicable acquisition has been consummated and there are no material obligations ongoing, or (B) between any Company and any Company Subsidiary;

(viii) any collective bargaining agreement with any labor union;

(ix) any lease or similar arrangement for the use by any Company or Company Subsidiary of real property or Company Personal Property, where the annual lease payments are greater than $250,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

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(x) any Company Contract which involves the grant to any Company or Company Subsidiary of a license or similar rights to any material Company Licensed Intellectual Property (other than Company Contracts granting nonexclusive rights to use commercially available off-the-shelf software and any other similar software licenses (including software-as-a-service) that are commercially available on standard terms to the public and Open Source Licenses).

(xi) any Company Contract which involves the grant by any Company or Company Subsidiary of a license or similar rights to Company Owned Intellectual Property or a sublicense or similar rights to Company Licensed Intellectual Property, other than (A) non-exclusive licenses of services to customers, resellers and distributors, (B) non-disclosure agreements entered into in the ordinary course of business, consistent with past practices, (C) non-exclusive licenses granted to vendors for the sole purpose of providing goods or services to a Company or Company Subsidiary, and (D) incidental non-exclusive trademark licenses granted solely for marketing or promotional purposes or rights to feedback, in each case, in the ordinary course of business consistent with past practices;

(xii) any Company Contract under which any Company has agreed to purchase goods or services from a vendor, supplier or other Person on a preferred supplier or “most favored nation” basis or is otherwise subject to restrictions materially limiting the Companies’ ability to conduct business anywhere in the world, other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business; and

(xiii) any agreement for the development of material Company Intellectual Property for the benefit of any Company or Company Subsidiary (other than employee invention assignment and confidentiality agreements entered into on the Companies’ standard form of such agreements made available to Parent).

(b) Except as would not or would not be reasonably expected to have a Material Adverse Effect on the Company Group, taken as a whole, (i) each Material Company Contract is a legal, valid and binding obligation of a Company or a Company Subsidiary and, to the knowledge of the Companies, the other parties thereto, except for Material Company Contracts that will expire in accordance with their terms prior to the Closing, and neither the Companies nor Company Subsidiaries is in material breach or violation of, or default under, any Material Company Contract nor has any Material Company Contract been canceled by the other party thereto; (ii) to the knowledge of the Companies, no other party thereto is in breach or violation of, or default under, any Material Company Contract; and (iii) during the last twelve (12) months, none of the Companies or Company Subsidiaries have received any written or, to the knowledge of the Companies, oral claim of default under any such Material Company Contract.

3.19 Insurance. Schedule 3.19 sets forth, as of the date hereof, the Companies’ and Company Subsidiaries’ material Insurance Policies. The coverages provided by the Companies’ and Company Subsidiaries’ Insurance Policies are believed by the Companies to be reasonably adequate in amount and scope for the Companies’ and Company Subsidiaries’ business and operations, including any insurance required to be maintained by Material Company Contracts.

3.20 Governmental Actions/Filings. The Companies and the Company Subsidiaries have been granted and hold, and have made, all Governmental Actions/Filings (including, without limitation, Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct of the business of the Company Group, taken as a whole, as currently conducted or used or held for use by the Companies and Company Subsidiaries, except for any of the foregoing that, if not granted, held or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group, taken as a whole. The Companies and Company Subsidiaries are in substantial compliance in all material respects with all of their obligations with respect to such Governmental Actions/Filings. To the knowledge of the Companies, no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the Transactions will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings, except such events which, either individually or in the aggregate, would not have a Material Adverse Effect on the Company Group, taken as a whole.

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3.21 Customers and Suppliers.

(a) A list of the top ten (10) customers (by revenue) of the Companies, (i) for the fiscal year ended December 31, 2020 and (ii) as of June 30, 2021 (collectively, the “Company Material Customers”), and the aggregate amount of consideration paid to the Companies by each Company Material Customer during each such period, has been provided to Parent. Except as set forth in Schedule 3.21(a), as of the date of this Agreement, no such Company Material Customer has expressed to the Companies in writing, and the Companies have no knowledge of, any Company Material Customer’s intention to cancel or otherwise terminate, or materially reduce or materially adversely modify, its relationship with any Company or of a material breach of the terms of any contract with such Company Material Customer.

(b) A list of the top ten (10) vendors to and/or suppliers (by spend) of the Companies (i) for the fiscal year ended December 31, 2020 and (ii) as of June 30, 2021 (collectively, the “Company Material Suppliers”), and the amount of consideration paid to each Company Material Supplier by the Companies during each such period, has been provided to Parent. Except as set forth in Schedule 3.21(b), no Company Material Supplier is the sole source supplier to the Companies and the Company Subsidiaries of the goods or services supplied by such Company Material Supplier.

3.22 Inventory. All inventory of the Companies and Company Subsidiaries reflected in the Company Balance Sheet is, in the aggregate, of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established or except as would not reasonably expected to have a Material Adverse Effect on the Company Group, taken as whole.

3.23 Anti-Corruption Laws.

(a) The Companies and Company Subsidiaries are, as of the date of this Agreement, and have in the past two (2) years been in compliance with all Anti-Corruption Laws, except as would not reasonably be expected to have a Material Adverse Effect on the Company Group, taken as a whole. None of the Companies or Company Subsidiaries nor, to the knowledge of the Companies, any of their respective officers, directors, employees, agents or other third party representatives acting on behalf of the Companies or Company Subsidiaries has at any time made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any governmental official or other Person in violation of Anti-Corruption Laws.

(b) (i) None of the Companies or Company Subsidiaries, nor, to the knowledge of the Companies, any of their respective officers, directors or employees, agents or other third party representatives acting on behalf of any Company or Company Subsidiary is currently, or has been in the past two (2) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Legal Requirements (collectively, “Trade Control Laws”), in case of clause (iii) and (iv), that would result in material liability to the Company Group, taken as a whole.

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(c) (i) In the past two (2) years, none of the Companies or Company Subsidiaries has (i) received from any Governmental Authority or any Person any written notice, inquiry, or internal or external allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Authority; or (iii) conducted any internal investigation or audit, in each case (i)-(iii) concerning any actual or potential violation or wrongdoing by the Companies, any Company Subsidiary, or, to the knowledge of the Companies, any of their respective, officers, directors, employees, or agents related to Anti-Corruption Laws or Trade Control Laws.

3.24 Interested Party Transactions. Except as set forth in Schedule 3.24 hereto, no director, executive officer or Affiliate of the Companies, or a member of his or her immediate family, is indebted to the Companies or Company Subsidiaries for any loan, nor are the Companies or Company Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such Persons for any loan, other than (i) for payment of compensation for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of any Company or Company Subsidiary, and (iii) for other employee benefits made generally available to all employees.

3.25 Board Approval; Shareholders’ Approval; Vote Required. As of the date of this Agreement, the boards of directors of the Companies, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Acquisition are fair to and in the best interests of the Companies and their stockholders, (ii) approved this Agreement and the Acquisition and declared their advisability, (iii) recommended that the stockholders of the Companies approve and adopt this Agreement and the Acquisition and directed that this Agreement and the Acquisition be submitted for consideration by such Company’s stockholders. CAG, as the stockholder of the Companies, duly approved this Agreement and the Acquisition by written consent executed and delivered on or prior the date hereof. The only corporate vote or consent necessary to approve this Agreement and the Acquisition that has not been obtained is the CAG Shareholder Approval.

3.26 Brokers. Except as set forth in Schedule 3.26 hereto, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Companies for which Parent, the Companies or any Company Subsidiary has any obligation.

3.27 No Additional Representations and Warranties. Except as otherwise expressly provided in this ARTICLE III (as modified by the Company Disclosure Schedule), none of CAG, the Companies, the Company Subsidiaries, their Affiliates, or their Representatives has made, or is making, any express or implied representation or warranty whatsoever with respect to the Companies, the Company Subsidiaries, their Affiliates, or any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any information made available to Parent or any of its Affiliates or Representatives by, or on behalf of, CAG or the Companies (other than regarding CAG as expressly provided in ARTICLE II), and any such representation or warranty is expressly disclaimed. Without limiting the generality of the foregoing, neither CAG, the Companies nor any other person on behalf of CAG or the Companies has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts or estimates or budgets made available to Parent or any of its Affiliates or Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any member of the Company Group (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent or any of its Affiliates Representatives or any other Person, and any such representation or warranty is expressly disclaimed. The Companies are not relying on any statement, representation or warranty, oral or written, express or implied, made by Parent or any of its Representatives, except as expressly set forth in ARTICLE IV (as modified by the Parent Disclosure Schedule and any Parent SEC Report).

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to the exceptions set forth in Schedule 4 delivered by Parent to CAG in connection with this Agreement (the “Parent Disclosure Schedule”) and to the information included in the Parent SEC Reports filed on or after February 1, 2019 to and prior to the date hereof (without giving effect to any Parent SEC Report or any amendment to any Parent SEC Report in each case filed or publicly furnished on or after the date hereof) (but only to the extent the applicability of such disclosure is reasonably apparent from the content of such Parent SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors,” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Parent SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 4.01, Section 4.03, and Section 4.04), Parent hereby represents and warrants to CAG as follows:

4.01 Organization and Qualification. Parent is a company duly incorporated and validly existing under the laws of New South Wales, Australia, and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore made available to CAG or CAG’s counsel.

4.02 Subsidiaries.

(a) Parent has no direct or indirect subsidiaries, other than those listed in Schedule 4.02 (the “Parent Subsidiaries”). Except as set forth in Schedule 4.02, Parent owns all of the issued and outstanding equity securities of the Parent Subsidiaries, free and clear of all Liens, other than Permitted Liens, either directly or indirectly through one or more other Parent Subsidiaries. Except with respect to the Parent Subsidiaries, Parent does not own, directly or indirectly, any equity or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.

(b) Each Parent Subsidiary that is a corporation is duly incorporated, validly existing and in good standing (or the equivalent thereof) (with respect to jurisdictions that recognize such concepts) under the laws of its jurisdiction of incorporation (as listed in Schedule 4.02). Each Parent Subsidiary that is not a corporation is duly organized or formed, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization or formation (as listed in Schedule 4.02). Complete and correct copies of the Charter Documents of each Parent Subsidiary, as amended and currently in effect, have been heretofore delivered to CAG or CAG’s counsel.

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4.03 Capitalization.

(a) The issued and outstanding share capital of Parent (the “Parent Capital Stock”) as of the date hereof is set forth on Schedule 4.03(a). Each outstanding share of Parent Capital Stock (i) is duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights, (ii) has been issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements, and (iii) was issued free and clear of all Liens and not subject to option, call option, right of first refusal, subscription right, or any similar right under any provision of applicable Legal Requirement, the Charter Documents of Parent or any Parent Contract, other than transfer restrictions under applicable securities laws and the Charter Documents of Parent.

(b) The shares of Parent Capital Stock issuable upon the exercise of outstanding warrants of Parent (the “Parent Warrants”) are set forth on Schedule 4.03(b)(i). Except for Parent’s director compensation plan, incentive equity compensation awarded to Parent’s executive officers, and the Parent Warrants, in each case, disclosed on Schedule 4.03(b)(ii), there are no subscriptions, options, warrants, calls, rights (including preemptive rights), pledges, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, pledge or sell, or cause to be issued, delivered, pledged or sold, or repurchase, redeem or otherwise acquire, or cause to be repurchased, redeemed or otherwise acquired, any shares of Parent Capital Stock, or similar equity or ownership interests of Parent, or obligating Parent to grant, issue, accelerate the vesting of or enter into any such subscription, option, warrant, call, right, pledge, commitment or agreement. Except as provided for in this Agreement and as set forth set forth on Schedule 4.03(b), as a result of the consummation of the Transactions, no shares, warrants, options or other securities of Parent are issuable and no rights in connection with any shares, warrants, options or other securities of Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise). Except as set forth set forth on Schedule 4.03(b), no outstanding shares of Parent Capital Stock are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with Parent.

(c) There are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which Parent is a party or by which Parent is bound with respect to any equity security of Parent.

(d) Parent has no outstanding bonds, debentures, notes or other indebtedness obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the shareholders of Parent on any matter.

(e) The Parent Shares to be issued pursuant to the Acquisition in accordance with ARTICLE I shall (i) be duly authorized, validly issued, fully paid and non-assessable, (ii) be issued in compliance with (A) Parent’s Charter Documents, (B) all Legal Requirements, and (C) all requirements set forth in any applicable Material Parent Contract, and (iii) not be subject to preemptive rights, and shall be issued in accordance with applicable federal and state securities laws, free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Charter Documents of Parent.

(f) Except as set forth in Schedule 4.03(f), neither Parent nor any Parent Subsidiary is a party to, or otherwise bound by, and neither Parent nor any Parent Subsidiary has granted, any equity appreciation rights, participations, phantom equity, or similar rights.

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4.04 Authority Relative to this Agreement. Parent has all necessary corporate power and authority to: (i) execute, deliver and perform this Agreement and each Transaction Document that Parent has executed or delivered or is to execute or deliver, and (ii) perform Parent’s obligations hereunder and thereunder and, subject to the approval of the Parent Shareholder Matters (as defined below) by the shareholders of Parent, to consummate the Transactions (including the Acquisition). The execution and delivery of this Agreement by Parent and the consummation by Parent of the Transactions (including the Acquisition) have been, or will be, duly and validly authorized by all necessary corporate action on the part of Parent (including the approval by its board of directors and, prior to the Closing, the shareholders of Parent as required by the Australian Corporations Act), and, other than the approval of the Parent Shareholder Matters (as defined below) by the shareholders of Parent, no other corporate proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery thereof by the other Parties, constitutes the legal and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally and by general principles of equity. To the knowledge of Parent, the Australian Corporations Act is the only takeover statute or other similar restriction applicable to the Acquisition or the other Transactions.

4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent do not, and subject to receipt of the approval of the Parent Shareholder Matters, the performance of the Transactions by Parent will not, (i) conflict with or violate the Charter Documents of Parent, (ii) conflict with or violate any Legal Requirements applicable to Parent or by which any property or asset of Parent is bound or affected, (iii) assuming that all consents, approvals, authorizations, permits, filings and notifications described in Section 4.05(b) have been made or obtained, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any property or asset of Parent pursuant to, any Material Parent Contract or Governmental Action/Filing applicable to Parent or any Parent Subsidiary, or (iv) cause the acceleration or increase of any payment to any Person pursuant to any Material Parent Contract, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults or results, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and the Parent Subsidiaries, taken as a whole.

(b) Assuming the truth and completeness of the representations and warranties of the Companies and CAG contained in this Agreement, the execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Securities Act, the Australian Corporations Act (including Australian Securities and Investments Commission regulatory guides) or any state securities or “blue sky” laws, (ii) compliance with and filings or notifications under any applicable requirements of the HSR Act, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect on Parent and the Parent Subsidiaries, taken as a whole.

4.06 Compliance. Neither Parent nor any Parent Subsidiary is, and for the past two (2) years neither Parent nor any Parent Subsidiary has been, in conflict with, or in default, breach or violation of, any Legal Requirement applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent and the Parent Subsidiaries, taken as a whole. Within the past two (2) years, no written notice of non-compliance with any term or requirement of any Legal Requirements applicable to Parent or any Parent Subsidiary has been received by Parent or any of the Parent Subsidiaries (and to the knowledge of Parent, no such written notice has been delivered to any other Person), which non-compliance would be materially adverse to Parent and the Parent Subsidiaries, taken as a whole.

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4.07 SEC Filings; Financial Statements.

(a) Parent has timely filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since its formation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). All of the Parent SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed or, if amended, as of the date of such amendment contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to Parent or the Parent SEC Reports. The audited financial statements of Parent (“Parent Annual Financial Statements”) and unaudited interim financial statements of Parent (“Parent Interim Financial Statements” and, together with the Parent Annual Financial Statements, the “Parent Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports complied as to form in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act, and the Securities Act in effect as of the respective date thereof, with respect thereto, were prepared in accordance with the International Financial Reporting Standards, as adopted by the International Accounting Standards Board (“IFRS”) applied on a consistent basis in accordance with past practice during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position, results of operations, and changes in stock of Parent and the Parent Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports.

(b) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is made known to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Except as disclosed in the Parent SEC Reports, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

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(c) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that, except as disclosed in the Parent SEC Reports, are effective and sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with IFRS, including policies and procedures sufficient to provide reasonable assurance: (i) that Parent maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with IFRS; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use, or disposition of its assets that could have a material effect on its financial statements. Set forth on Schedule 4.07(c) is a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Parent to Parent’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Parent to record, process, summarize, and report financial data. Parent has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Parent. Except as disclosed in the Parent SEC Reports, since January 1, 2018, there have been no material changes in Parent’s internal control over financial reporting.

(d) There are no extensions of credit in the form of a personal loan made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Parent nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, except as set forth on Schedule 4.07(e) or in the Parent SEC Reports, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

(f) To the knowledge of Parent, none of the Parent SEC Reports is subject to ongoing review or investigation by the SEC or any other Governmental Authority as of the date hereof.

(g) Except as set forth on Schedule 4.07(g), Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

4.08 No Undisclosed Liabilities. Parent and the Parent Subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature that would be required to be set forth or reserved for on a balance sheet of Parent, including the notes thereto, prepared in accordance with IFRS, applied on a consistent basis in accordance with past practice, except: (i) liabilities provided for in or otherwise disclosed in the Parent Financial Statements or in the notes thereto, (ii) liabilities arising in the ordinary course of business of Parent and the Parent Subsidiaries since the date of the balance sheet included in the Parent Interim Financial Statements (the “Parent Balance Sheet”), (iii) liabilities disclosed in Schedule 4.08, (iv) liabilities arising under this Agreement or the performance by Parent of its obligations hereunder, and (v) liabilities which are not, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole. As of the date of this Agreement, Parent and the Parent Subsidiaries have no Indebtedness or other liabilities in excess of $10,000,000 in the aggregate.

4.09 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or in Schedule 4.09, or as expressly contemplated by this Agreement, (a) there has not been any Material Adverse Effect on Parent and the Parent Subsidiaries, taken as a whole, and (b) other than in the ordinary course of business, consistent with past practice, none of Parent or the Parent Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 5.01.

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4.10 Absence of Litigation. Except as set forth in Schedule 4.10, there is no, and in the past two (2) years there has not been any, Action pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary, or any property or asset of Parent or any Parent Subsidiary, before any Governmental Authority, the outcome of which would reasonably be expected to have a Material Adverse Effect on Parent and the Parent Subsidiaries, taken as a whole. As of the date hereof, neither Parent nor any Parent Subsidiary nor any property or asset of Parent or any Parent Subsidiary is subject to any continuing Order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority.

4.11 Employee Benefit Plans.

(a) Schedule 4.11(a) lists all material Parent Plans. “Parent Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA and any other employee compensation, bonus, stock option, stock purchase, restricted stock, restricted stock unit, stock-based, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, gratuity, change in control, employment, severance, provident fund, pension, fringe benefit, sick pay and vacation plans or arrangements or other compensation or employee benefit plan, program, policy, agreement, contract or other arrangement (whether or not set forth in a written document) covering any active or former employee, director or consultant of Parent or the Parent Subsidiaries, in each case, with respect to which Parent or Parent Subsidiaries have liability or could reasonably be expected to incur any liability (contingent or otherwise), other than (i) standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by Legal Requirements or that can be terminated at any time with severance or termination pay calculated and payable in accordance with applicable law, (ii) any plan, program, policy or other arrangement that is sponsored or maintained by a Governmental Authority, or (iii) any plan, program, policy or other arrangement that covers only former directors, officers, employees, consultants, independent contractors and service providers and with respect to which Parent and the Parent Subsidiaries have no remaining liabilities.

(b) (i) All Parent Plans have been maintained and administered in all material respects in compliance with their respective terms and with the Legal Requirements that are applicable to such Parent Plans, (ii) all material contributions required to be made with respect to the Parent Plans as of the date hereof have been made or, if not yet due, are reflected in the financial statements and records of Parent and Parent Subsidiaries to the extent required by applicable accounting principles, (iii) if intended to qualify for special tax treatment, all Parent Plans meet in all material respects all the requirements for such treatment, and (iv) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, all Parent Plans are fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, except as would not be materially adverse to Parent and the Parent Subsidiaries, taken as a whole.

(c) Except as would not be materially adverse to Parent and the Parent Subsidiaries, taken as a whole, (i) no Action (excluding claims for benefits incurred in the ordinary course of Parent Plan activities) has been brought, or, to the knowledge of Parent, is threatened, against or with respect to any Parent Plan and (ii) there are no audits, inquiries or proceedings pending or, to the knowledge of Parent, threatened by any Governmental Authority with respect to any Parent Plan.

(d) All Parent Plans may be terminated as of the Closing. Except as set forth on Schedule 4.11(d), Parent has no liability under any Parent Plan, and neither the execution and delivery of this Agreement nor the consummation of the Transactions nor the termination of the Parent Plans will (i) result in any payment (including severance, unemployment compensation that is not covered by insurance, golden parachute, bonus, or otherwise) becoming due to any equityholder, director, consultant, or employee of Parent, (ii) materially increase any benefits otherwise payable under any Parent Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits, or (iv) result in any amount paid or payable being classified as an “excess parachute payment” that would be non-deductible under Section 280G of the Code.

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(e) None of the Parent Plans is, or was within the past six (6) years, nor do Parent or any Parent ERISA Affiliates have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, (iv) a multiple employer welfare arrangement under Section 3(40) of ERISA, or (v) a Parent Plan intended to be qualified under Section 401(a) or Section 401(k) of the Code. “Parent ERISA Affiliate” means any entity that together with Parent would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(f) None of the Parent Plans provides any retiree medical to any current or former employee, officer, director, or consultant of Parent or any Parent Subsidiary after termination of employment or service, other than health continuation coverage under applicable Legal Requirement, for which the recipient pays the full premium cost of coverage.

(g) To the knowledge of Parent, there has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Parent Plan that could reasonably be expected to result in material liability to Parent or the Parent Subsidiaries. To the knowledge of Parent, there have been no acts or omissions by Parent or any Parent ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes, or related charges under Sections 502 or 4071 of ERISA or Chapter 43 of the Code for which the Companies may be liable.

(h) Parent and each Parent ERISA Affiliate has complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Parent Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(i) Parent and the Parent Subsidiaries and each Parent Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA is and has been in compliance, in all material respects, with the PPACA, and no event has occurred, and, to the knowledge of Parent, no condition or circumstance exists, that could reasonably be expected to subject Parent or any Parent Subsidiary to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(j) Each Parent Plan that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code has been operated, in all material respects, in compliance with Section 409A of the Code and the Treasury Regulations thereunder, and any subsequent guidance relating thereto, and, to the knowledge of Parent, no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Parent Plan. No employee of Parent or any Parent Subsidiary is entitled to any gross-up or otherwise entitled to indemnification by any of Parent or Parent Subsidiaries for any violation of Section 409A of the Code.

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4.12 Superannuation.

(a) The superannuation funds identified and disclosed to CAG on Schedule 4.12(a) (the “Superannuation Funds”) are the only superannuation schemes or other pension arrangements to which Parent or any of the Parent Subsidiaries contribute in relation to the directors, officers, employees of Parent and the Parent Subsidiaries.

(b) To the knowledge of Parent, each Superannuation Fund is a “complying superannuation fund” for the purposes of the Superannuation Industry (Supervision) Act 1993 (Cth) (“SIS Act”) and no notice has been received otherwise in respect of those Superannuation Funds nor in respect of any superannuation funds to which contributions were made in respect of former directors, former officers, or former employees.

(c) With respect to each director, officer, employee, former director, former officer, and former employee of Parent and the Parent Subsidiaries: (i) the applicable company has provided at least the prescribed minimum level of superannuation support for that director, officer, employee, former director, former officer or former employee so as not to incur a liability for the Superannuation Guarantee Charge (as defined in the Superannuation Guarantee (Administration) Act 1992 (Cth) (“SGA Act”)) and proper provision has been made for contributions payable in the current quarter for that period up to and including the Closing Date; (ii) there are no outstanding or unpaid superannuation contributions on the part of any such company for any employee or former employee however arising (including under applicable Legal Requirement, award, or Parent Contract); (iii) they have been properly offered a choice of superannuation fund to receive employer contributions payable, in accordance with the provisions of Part 3A of the SGA Act; (iv) to the knowledge of Parent, there are no outstanding or unpaid benefits currently due to any dependents or beneficiaries of any director, officer, employee, former director, former officer, or former employees of Parent or any Parent Subsidiary; and (v) there are no complaints or outstanding claims for unpaid superannuation contributions made against Parent or any Parent Subsidiary.

(d) None of Parent or any Parent Subsidiary makes any contributions (whether notional or otherwise) to, or participates in or has any liability under, any defined benefit fund and no employee or director of Parent or any Parent Subsidiary is a defined benefit member. For the purpose of this Section 4.12(d), “defined benefit member” and “defined benefit fund” have the meaning given to them under the SIS Act, but as if the reference in the definition of defined benefit fund under the SIS Act to “regulated superannuation fund” was a reference to “superannuation fund.”

4.13 Labor and Employment Matters.

(a) Neither Parent nor any Parent Subsidiary is a party to any collective bargaining agreement, industrial instrument, award agreement, or other labor union contract applicable to persons employed by Parent or any Parent Subsidiary and neither Parent nor any Parent Subsidiary knows of any activities or proceedings of any labor union to organize any such employees. Except as would not, individually or in the aggregate, be material to Parent and Parent Subsidiaries, taken as a whole, (i) there are no pending grievance or similar proceedings involving Parent or any Parent Subsidiary and any of their employees and (ii) there are no continuing obligations of Parent or any Parent Subsidiary pursuant to the resolution of any such proceeding that is no longer pending.

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(b) Schedule 4.13(b)(i) sets forth all of the executive officers and employees of Parent and the Parent Subsidiaries. To the knowledge of Parent, as of the date hereof, none of the officers of Parent or any Parent Subsidiary presently intends to terminate his or her employment with Parent or any Parent Subsidiary, nor does Parent or any Parent Subsidiary have any present intention to terminate the employment of any officer in connection with the Acquisition, except as set forth on Schedule 4.13(b)(ii). Except as set forth on Schedule 4.13(b)(iii), any such termination of employment will not result in any Liability to Parent (including severance, unemployment compensation that is not covered by insurance, golden parachute, bonus, or otherwise) after the Closing. To the knowledge of Parent, Parent and the Parent Subsidiaries are in compliance and, each of its employees and consultants is in compliance, with the terms of the respective employment and consulting agreements between Parent (or any Parent Subsidiary) and such individuals, in each case, except for such non-compliance that would not, individually or in the aggregate, be materially adverse to Parent and Parent Subsidiaries, taken as a whole.

(c) To the knowledge of Parent, Parent and the Parent Subsidiaries are in material compliance with all applicable laws relating to employment or termination of employment, including those related to wages, hours, compensation, terms and conditions of employment, workplace health and safety, discrimination or harassment, retaliation, human rights, pay equity, notice of termination, classification of employees, immigration, collective bargaining, and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority.

(d) To the knowledge of Parent, except as set forth in Schedule 4.13(d), Parent and the Parent Subsidiaries have not incurred any employment-related liabilities with respect to or arising out of COVID-19 or COVID-19 Measures that would have a Material Adverse Effect on Parent and the Parent Subsidiaries, taken as a whole. During the eighteen (18) months prior the date of this Agreement, except in connection with COVID-19 Measures or Permitted Actions, there have been no furloughs, layoffs, or salary reductions affecting any employee of Parent or any Parent Subsidiary as a result of or in response to COVID-19.

4.14 Restrictions on Business Activities. There is no agreement, commitment, or Order binding upon Parent or the Parent Subsidiaries or their respective assets or to which Parent or any of the Parent Subsidiaries are a party which has had or would reasonably be expected to have the effect of, after the Closing, prohibiting or materially impairing any business practice of Parent or the Parent Subsidiary (including the Companies), any acquisition of property by Parent or the Parent Subsidiaries (including the Companies), or the conduct by Parent or the Parent Subsidiaries (including the Companies) of the business of the Companies and the Company Subsidiaries, as currently conducted and as presently intended to be conducted, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and the Parent Subsidiaries (including the Companies), taken as a whole.

4.15 Title to Property.

(a) Neither Parent nor any Parent Subsidiary owns any real property.

(b) Schedule 4.15(b) contains a list of all leases of material real property held by Parent or any Parent Subsidiary, all or a portion of which may be transferred to third parties in connection with the Divestiture. All leases of material real property held by Parent or any Parent Subsidiary are in full force and effect, are valid and effective in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by Parent or any Parent Subsidiary.

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(c) Parent and the Parent Subsidiaries have legal and valid title to, or, in the case of leased material tangible personal property and assets, valid leasehold interests in, all material tangible personal property and assets of Parent and the Parent Subsidiaries, taken as a whole, to the extent used or held for use in connection with the business of Parent and the Parent Subsidiaries (the “Parent Personal Property”), all or a portion of which may be transferred to third parties in connection with the Divestiture, and all Parent Personal Property is in each case held free and clear of all Liens, except for Permitted Liens or Liens disclosed in the Parent Financial Statements or in Schedule 4.15(c), none of which Liens would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and the Parent Subsidiaries, taken as a whole. The Parent Personal Property, taken as a whole, other than such Parent Personal Property as is being transferred in the Divestiture, has been maintained in all material respects in accordance with generally applicable accepted industry practice and is in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be materially adverse to Parent and the Parent Subsidiaries, taken as a whole.

4.16 Intellectual Property.

(a) To the knowledge of Parent, the conduct of the business of Parent and the Parent Subsidiaries as currently conducted does not materially infringe upon or misappropriate the Intellectual Property rights of any third party. No claim has been asserted or, to the knowledge of Parent, threatened to be asserted against Parent or the Parent Subsidiaries that the conduct of the business of Parent and the Parent Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party.

(b) Parent and the Parent Subsidiaries currently and previously have complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy or other policies of Parent or the Parent Subsidiaries concerning the collection, dissemination, storage or use of Personal Information or other Business Data, (iii) industry standards to which Parent purports to adhere, and (iv) all contractual commitments that Parent or the Parent Subsidiaries have entered into with respect to privacy and/or data security (collectively, the “Parent Data Security Requirements”). Parent and the Parent Subsidiaries have implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems and Business Data. Parent’s and the Parent Subsidiaries’ employees and contractors receive reasonable training on information security issues. During the past three (3) years and as of the date of this Agreement, Parent and the Parent Subsidiaries have not (x) to the knowledge of Parent, experienced any data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Parent Data Security Requirements, and, to the knowledge of Parent, there is no reasonable basis for the same.

4.17 Tax Matters.

(a) Parent and the Parent Subsidiaries (i) have timely filed (taking into account any extension of time within which to file) all Tax Returns and information regarding Tax matters required to be filed as of the date hereof and all such filed Tax Returns and information regarding Tax matters are complete and accurate in all material respects; (ii) have timely paid all Taxes that Parent and the Parent Subsidiaries are obligated to pay (and, as of the Closing, shall have paid all Taxes that Parent and the Parent Subsidiaries will be liable to pay in respect of the period up to and including the Closing Date), except with respect to Taxes that are being contested in good faith and for which adequate reserves have been provided in accordance with IFRS in the most recent consolidated financial statements of Parent, and no penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to Parent or any Parent Subsidiary on or before the Closing Date; (iii) with respect to all Tax Returns filed by or with respect to Parent or any Parent Subsidiary, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) as of the date hereof, do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing; and (v) have provided adequate reserves in accordance with IFRS in the most recent consolidated financial statements of Parent, for any Taxes of Parent and the Parent Subsidiaries that have not been paid, whether or not shown as being due on any Tax Return.

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(b) Neither Parent nor any Parent Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, or Tax allocation agreement (other than customary contractual provisions in financing or other commercial agreements entered into in the ordinary course of business).

(c) Parent and each Parent Subsidiary has withheld and paid to the appropriate Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(d) Neither Parent nor any Parent Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than the group, the common parent of which is or was Parent).

(e) Neither Parent nor any Parent Subsidiary has in any year for which the applicable statute of limitations remains open distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f) Parent and each Parent Subsidiary is, and has at all times been, in compliance in all material respects with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder, and Parent has not engaged in or entered into a “listed transaction” with the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(c)(3).

(g) There are no Tax liens upon any assets of Parent or any Parent Subsidiary, except statutory liens for current Taxes not yet due and payable.

(h) Neither Parent nor any Parent Subsidiary has taken, or agreed to take, any action, and does not know of any fact, plan, or other circumstance, that is reasonably likely to prevent the qualification of the Acquisition, together with the actions set forth on Schedule 1, as a reorganization within the meaning of Section 368(a) of the Code.

(i) Parent and the Parent Subsidiaries have:

(i) complied with all obligations imposed by any Tax Law;

(ii) maintained sufficient and accurate records and all other information required to support all Tax Returns and information which has been or may be filed, lodged or submitted to any Tax Authority or is required to be kept under any Tax Law;

(iii) complied with all of their obligations under any statutory provisions requiring the deduction or withholding of Tax from amounts paid by them, whether on their own behalf or as agents, and have properly accounted for any Tax so deducted or withheld to any Tax Authority (other than amounts which have yet to become payable);

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(iv) complied with all obligations to register for the purposes of any Tax Law; and

(v) complied with all obligations imposed under Tax Law in relation to the quotation of tax file numbers by employees and have not committed an offence in relation to the collection, recording, use or disclosure of tax file numbers.

(j) The only Tax liabilities of Parent and the Parent Subsidiaries that have arisen or may arise on or before the Closing Date are, or will be, liabilities arising out of their normal business and trading activities (except for the Divestiture).

(k) Parent and the Parent Subsidiaries:

(i) are not involved in any audit or investigation of any of their Tax Returns or business operations or any dispute with any Tax Authority and are not aware of any circumstances or event which may give rise to any such audit, investigation or dispute;

(ii) have not entered into or been a party to any transaction which contravenes the anti-avoidance or transfer pricing provisions of any Tax Law;

(iii) are not currently the beneficiary of any extension of time within which to file, lodge or submit any Tax Return or with respect to any Tax assessment or any Tax shortfall; and

(iv) have not in the last five (5) years been the subject of any audit by, or in dispute with, any Tax Authority.

(l) Any statement, information, Ruling, request, notice, computation, election or return which has been made, filed, lodged or submitted to a Tax Authority by Parent or the Parent Subsidiaries in respect of any Tax or Tax matter:

(i) is true, correct and complete;

(ii) discloses all material facts which should be disclosed under any relevant Tax Law;

(iii) is not false, misleading or deceptive; and

(iv) has been made, filed, lodged or submitted on time.

(m) All transactions and other dealings by Parent and the Parent Subsidiaries with a third party have been (and can be demonstrated to have been) conducted on arm’s length commercial terms.

(n) With respect to Tax losses:

(i) nothing has occurred to deny or disallow Parent or the Parent Subsidiaries a Tax deduction in respect of any:

(1) current year Tax losses; or

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(2) carry forward Tax losses under any Tax Law, as at the Closing Date,

other than the entry into this Agreement.

(ii) nothing has occurred to deny or disallow a Tax deduction in respect of any prior year Tax losses allowed or claimed under any Tax Law as at the Closing Date.

(iii) To the extent that any Tax losses have been transferred to or from Parent, Parent has satisfied all relevant conditions under any Tax Law and the public officer of Parent has signed a written agreement on or before the date of lodgement of the transferee’s Tax Return as required by the Tax Law.

(o) With respect to dividends, Parent:

(i) has not made a frankable distribution (as defined in section 202-40 of the Australian 1997 Tax Act) in breach of the benchmark rule (as defined in section 203-25 of the Australian 1997 Tax Act);

(ii) has not made a linked distribution (as defined in section 204-15 of the Australian 1997 Tax Act);

(iii) has not issued tax exempt bonus shares (as defined in section 204-25 of the Australian 1997 Tax Act);

(iv) has not streamed a distribution within the meaning of section 204-30 of the Australian 1997 Tax Act;

(v) has not notified, and is not required to notify, the Australian Commissioner of Taxation about variances in its benchmark franking percentage under section 204-75 of the Australian 1997 Tax Act;

(vi) is not liable, and will not be liable at or before Closing, to pay franking deficit tax imposed by the New Business Tax System (Franking Deficit Tax) Act 2002 (Cth) in accordance with section 205-45 of the Australian 1997 Tax Act;

(vii) is not liable, and will not be liable at or before Closing, to pay over-franking tax imposed by the New Business Tax System (Over-franking Tax) Act 2002 (Cth) in accordance with section 203-50 of the Australian 1997 Tax Act;

(viii) does not reasonably expect to have a franking deficit at Closing; and

(ix) is not a former exempting company.

(p) Parent does not have a tainted share capital account within the meaning of Division 197 of the Australian 1997 Tax Act and Parent has not taken any action that might cause Parent’s share capital account to become a tainted share capital account, nor has an election been made at any time to untaint Parent’s share capital account.

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(q) Parent is not now, has never been, nor will it become, a member of a consolidated group (as defined in section 703-5 of the Australian 1997 Tax Act) up to the Closing Date.

(r) With respect to stamp duty:

(i) all documents required to be created by Parent and the Parent Subsidiaries under a Tax Law relating to stamp duty or a Tax of a similar nature, have been created and have had stamp duty or other Taxes of a similar nature paid in full in accordance with all applicable Tax Laws.

(ii) all documents which are liable to stamp duty or a Tax of a similar nature, or necessary to establish the title of Parent and the Parent Subsidiaries to an asset, have had stamp duty or other Taxes of a similar nature paid in full in accordance with all applicable Tax Laws.

(iii) no relief from stamp duty or a Tax of a similar nature has been improperly obtained, nor has any event occurred as a result of which any stamp duty or a Tax of a similar nature, for which Parent and the Parent Subsidiaries has obtained or been the subject of any relief from duty, has or will become payable.

(iv) neither entry into this Agreement nor the acquisition of the Parent Shares will result in the revocation (in whole or in part) of any stamp duty exemption, concession or other relief (including, but not limited to, corporate reconstruction relief) granted by a Tax Authority in respect of any document or transaction entered into by, or that relates to, Parent and the Parent Subsidiaries.

(s) With respect to GST:

(i) unless otherwise defined in this Agreement, words or expressions used in this Section 4.17(s) have the same meaning as defined in the GST Act.

(ii) Parent and the Parent Subsidiaries are not a party to any contract, deed, arrangement or understanding in respect of which they are or will become liable to pay GST without being entitled to increase the consideration payable under the contract, deed, arrangement, or understanding or otherwise seek reimbursement so that Parent and the Parent Subsidiaries retain the amount they would have retained but for the imposition of GST (unless that consideration is expressly agreed to be inclusive of GST).

(iii) each of Parent and the Parent Subsidiaries:

(1) is registered for GST under the GST Act where it is required to be registered;

(2) has complied in all material respects with the GST Act;

(3) has correctly and on a timely basis, returned GST on all taxable supplies and has no outstanding GST liabilities;

(4) has correctly claimed input tax credits on all creditable acquisitions and has held valid tax invoices in each relevant tax period in which the input tax credits were claimed and continues to hold those tax invoices as required by the GST Act; and

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(5) has established internal procedures and systems necessary to ensure that its billing, accounts receivable and general ledger functions accurately capture and account for GST.

(iv) at the Closing, each of Parent and the Parent Subsidiaries holds all tax invoices, adjustment notes, recipient created tax invoices and other documents (including any relevant GST agreements, such as recipient created tax invoice agreements) that it is required to hold.

(t) Parent and each Parent Subsidiary:

(i) has not been paid any amount on account of, or in respect of, GST by any entity which it was not contractually entitled to be paid;

(ii) is not in default of any obligation to make any payment or return (including any Business Activity Statement) or notification under the GST law;

(iii) has not engaged in any avoidance scheme for the purposes of section 165-5 of the GST Act;

(iv) has not entered into any contract, deed, arrangement, or understanding which will make it exceed the financial acquisitions threshold; and

(v) has no amended assessments to which an extended or refreshed period of review could apply under section 155-70 in Schedule 1 of the Taxation Administration Act 1953 (Cth) in respect of GST.

(u) Neither Parent nor any Parent Subsidiaries is currently, and has not previously been, a member of a GST group and neither Parent nor any Parent Subsidiary will become a member of a GST group prior to or at Closing.

4.18 Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to result in a material liability of Parent, taken as a whole: (i) Parent and the Parent Subsidiaries are and at all times during the last two (2) years have been in compliance in all material respects with all applicable Environmental Laws; (ii) none of Parent, any Parent Subsidiary, or, to the knowledge of Parent, any third party, has caused any release of Hazardous Substances in violation of applicable Environmental Laws at any properties currently owned, leased or operated by Parent or the Parent Subsidiaries; (iii) to the knowledge of Parent, the properties formerly owned, leased or operated by Parent or the Parent Subsidiaries did not experience, and otherwise were not affected by, a release of Hazardous Substances in violation of applicable Environmental Laws during the period of ownership, leasing or operation by Parent or the Parent Subsidiaries; (iv) as of the date hereof, none of Parent or any Parent Subsidiary has received notice that it is potentially liable for performing, or covering the costs of performing, any investigation or remediation of Hazardous Substance released in violation of applicable Environmental Laws on any third party or public property (whether above, on, or below ground or in the atmosphere or water); (v) as of the date hereof, none of Parent or any Parent Subsidiary has received any written notice, demand, letter, claim, or request for information alleging that Parent or any Parent Subsidiary may be in material violation of or have material liability under any Environmental Law; (vi) none of Parent or any Parent Subsidiary is subject to any Orders or other arrangements with any Governmental Authority or subject to any contractual indemnity or other agreement with any third party requiring it to assume a material liability under any Environmental Law, including in relation to Hazardous Substances; and (vii) this Section 4.18 and Section 4.21 contain the sole representations and warranties of Parent related to environmental matters, except for such environmental matters as relate to Permitted Liens.

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4.19 Agreements.

(a) Schedule 4.19(a) sets forth a complete and accurate list of all Material Parent Contracts in effect on the date of this Agreement, specifying the parties thereto, other than the Material Parent Contracts filed as exhibits to the Parent SEC Reports. For purposes of this Agreement, (i) the term “Parent Contracts” means all legally binding contracts, agreements, purchase orders, leases, mortgages, indentures, notes, and bonds, whether written or oral, to which Parent or any Parent Subsidiary is a party or by or to which any of the properties or assets of Parent or any Parent Subsidiary may be bound (including without limitation notes for borrowed money payable to Parent or any Parent Subsidiary) and (ii) the term “Material Parent Contracts” means (x) each Parent Contract (A) involving payments (present or future) to Parent and the Parent Subsidiaries in excess of $100,000 in any twelve (12) month period ending on or after the Parent Balance Sheet Date, (B) involving expenditures (present or future) by Parent and the Parent Subsidiaries in excess of $100,000 in any twelve (12) month period ending on or after the Parent Balance Sheet Date (other than any Parent Contract of employment), or (C) which would be a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than any Parent Contract to be transferred to a third party in the Divestiture, with no remaining liability (absolute, accrued, contingent or otherwise) to Parent or the Parent Subsidiaries, and (y) the limitations of subclause (x) notwithstanding, each of the following Parent Contracts:

(i) any Parent Contract to which any director or executive officer of Parent or the Parent Subsidiaries, or any entity owned or controlled by any such Person, is a party (other than employment, standard confidentiality, and similar agreements or offer letters with employees of Parent and the Parent Subsidiaries);

(ii) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money by Parent or the Parent Subsidiaries in excess of $50,000;

(iii) any guaranty, direct or indirect, by Parent or any Parent Subsidiary of any obligation of a third party (other than Parent or any Parent Subsidiary), in excess of $50,000, excluding endorsements made for collection in the ordinary course of business;

(iv) any Parent Contract of employment with any officer of Parent or providing for annual base cash compensation in excess of $50,000;

(v) any Parent Contract made other than in the ordinary course of business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of Parent or any Parent Subsidiary or (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of Parent or any Parent Subsidiary;

(vi) any obligation to register any shares of the capital stock or other securities of Parent with the SEC or any similar Governmental Authority;

(vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business or all or substantially all of the assets or stock of other Persons, other than Parent Contracts (A) in which the applicable acquisition has been consummated and there are no material obligations ongoing, or (B) between Parent and any Parent Subsidiary;

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(viii) any collective bargaining agreement with any labor union;

(ix) any lease or similar arrangement for the use by Parent or any Parent Subsidiary of real property or Parent Personal Property, where the annual lease payments are greater than $125,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

(x) any Parent Contract which involves the grant to Parent or any Parent Subsidiary of a license or similar rights to any material Intellectual Property licensed to Parent or any Parent Subsidiary;

(xi) any Parent Contract which involves the grant by Parent or any Parent Subsidiary of a license or similar rights to Intellectual Property owned by Parent or any Parent Subsidiary or a sublicense or similar rights to Intellectual Property licensed to Parent or any Parent Subsidiary, other than (A) non-exclusive licenses of services to customers, resellers and distributors, (B) non-disclosure agreements entered into in the ordinary course of business, consistent with past practices, (C) non-exclusive licenses granted to vendors for the sole purpose of providing goods or services to Parent or a Parent Subsidiary, and (D) incidental non-exclusive trademark licenses granted solely for marketing or promotional purposes or rights to feedback, in each case, in the ordinary course of business consistent with past practices;

(xii) any Parent Contract under which Parent has agreed to purchase goods or services from a vendor, supplier or other Person on a preferred supplier or “most favored nation” basis or is otherwise subject to restrictions materially limiting Parent’s ability to conduct business anywhere in the world, other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business; and

(xiii) any agreement for the development of material Intellectual Property owned by or licensed to Parent or any Parent Subsidiary for the benefit of Parent or any Parent Subsidiary (other than employee invention assignment and confidentiality agreements entered into on Parent’s standard form of such agreement made available to CAG).

(b) Except as would not or would not be reasonably expected to have a Material Adverse Effect on Parent and the Parent Subsidiaries, taken as a whole, (i) each Material Parent Contract is a legal, valid and binding obligation of Parent or a Parent Subsidiary and, to the knowledge of Parent, the other parties thereto, except for Material Parent Contracts that will expire in accordance with their terms prior to the Closing and except for Material Parent Contracts which are transferred or terminated in connection with the Divestiture without any Liability to Parent or any Parent Subsidiary following the Closing and therefore will no longer bind or create any Liability to Parent or any Parent Subsidiary, and neither Parent nor any Parent Subsidiary is in material breach or violation of, or default under, any Material Parent Contract nor has any Material Parent Contract (other than any Material Parent Contract which is transferred or terminated in connection with the Divestiture without any Liability to Parent or any Parent Subsidiary following the Closing) been canceled by the other party thereto; (ii) to the knowledge of Parent, no other party thereto is in breach or violation of, or default under, any Material Parent Contract; and (iii) during the last twelve (12) months, none of Parent or any Parent Subsidiary has received any claim of default under any such Material Parent Contract.

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4.20 Insurance. Schedule 4.20 sets forth, as of the date hereof, Parent’s and the Parent Subsidiaries’ material Insurance Policies. The coverages provided by Parent’s and the Parent Subsidiaries’ Insurance Policies are believed by Parent to be reasonably adequate in amount and scope for Parent’s and the Parent Subsidiaries’ business and operations, including any insurance required to be maintained by Material Parent Contracts.

4.21 Governmental Actions/Filings. Parent and the Parent Subsidiaries have been granted and hold, and have made, all material Governmental Actions/Filings (including, without limitation, Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct by Parent and the Parent Subsidiaries of their businesses (as presently conducted) or used or held for use by Parent and the Parent Subsidiaries, except for any of the foregoing that, if not granted, held or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and the Parent Subsidiaries, taken as a whole. Parent and the Parent Subsidiaries are in substantial compliance in all material respects with all of their obligations with respect to such Governmental Actions/Filings. To the knowledge of Parent, no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the Transactions will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings, except such events which, either individually or in the aggregate, would not have a Material Adverse Effect on Parent and the Parent Subsidiaries, taken as a whole.

4.22 Anti-Corruption Laws.

(a) Parent and the Parent Subsidiaries are, as of the date of this Agreement, and have in the past two (2) years been in compliance with all Anti-Corruption Laws, except as would not reasonably be expected to have a Material Adverse Effect on Parent and the Parent Subsidiaries, taken as a whole. None of Parent or the Parent Subsidiaries, nor to the knowledge of Parent, any of their respective officers, directors, employees, agents or other third party representatives acting on behalf of Parent or the Parent Subsidiaries has at any time made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any governmental official or other Person in violation of Anti-Corruption Laws.

(b) None of Parent or the Parent Subsidiaries, nor to the knowledge of Parent, any of their respective officers, directors, employees, agents or other third party representatives acting on behalf of Parent or any Parent Subsidiary is currently, or has been in the past two (2) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, or (iv) otherwise in violation of applicable Trade Control Laws, in case of clause (iii) and (iv), that would result in material liability to Parent and the Parent Subsidiaries, taken as a whole.

(c) In the past two (2) years, none of Parent or the Parent Subsidiaries has (i) received from any Governmental Authority or any Person any notice, inquiry, or internal or external allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Authority; or (iii) conducted any internal investigation or audit, in each case (i)-(iii) concerning any actual or potential violation or wrongdoing by Parent, any Parent Subsidiary, or, to the knowledge of Parent, any of their respective, officers, directors, employees, or agents related to Anti-Corruption Laws or Trade Control Laws.

4.23 Interested Party Transactions. Except as set forth in Schedule 4.23, no director, executive officer of Affiliate of Parent, or a member of his or her immediate family, is indebted to Parent for any loan, nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of such Persons for any loan, other than (i) for payment of compensation for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Parent, and (iii) for other employee benefits made generally available to all employees. Each transaction set forth in Schedule 4.23 was entered into in compliance with Chapter 2E of the Australian Corporations Act.

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4.24 Listing of Securities. The Parent Shares are listed for trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “NAKD”. Except as set forth in Schedule 4.24, there is no Action pending or, to Parent’s knowledge, threatened against Parent by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of the Parent Shares on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Shares under the Exchange Act.

4.25 Board Approval; Vote Required. As of the date of this Agreement, the board of directors of Parent, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Acquisition and the other Transactions are fair to and in the best interests of Parent and its shareholders, (ii) approved this Agreement, the Acquisition and the other Transactions, and (iii) recommended, subject only to there being no Parent Superior Proposal, that the shareholders of Parent approve and adopt this Agreement, the Acquisition and the other Transactions and directed that this Agreement and the Transactions be submitted for consideration by the shareholders of Parent. The only corporate vote or consent necessary to approve this Agreement, the Acquisition and the other Transactions that has not been obtained is approval of the Parent Shareholder Matters by the affirmative vote of the shareholders of Parent required under Parent’s Charter Documents and the Australian Corporations Act.

4.26 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

4.27 No Additional Representations and Warranties. Except as otherwise expressly provided in this ARTICLE IV (as modified by the Parent Disclosure Schedule), none of Parent, the Parent Subsidiaries, their Affiliates, or their Representatives has made, or is making, any other express or implied representation or warranty whatsoever with respect to Parent, the Parent Subsidiaries, their Affiliates, or any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to CAG, the Companies, their Affiliates or any of their respective Representatives by, or on behalf of, Parent, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, neither Parent nor any other person on behalf of Parent has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts or estimates or budgets made available to CAG, the Companies, their Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to CAG, the Companies, their Affiliates or any of their respective Representatives or any other Person, and that any such representations or warranties are expressly disclaimed. Parent is not relying on any statement, representation or warranty, oral or written, express or implied, made by CAG or the Companies or any of their respective Representatives, except as expressly set forth in ARTICLE II (as modified by the CAG Disclosure Schedule) or in ARTICLE III (as modified by the Company Disclosure Schedule).

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ARTICLE V

CONDUCT OF BUSINESS PRIOR TO THE CLOSING DATE

5.01 Conduct of Business by the Companies and Parent. During the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to its terms and the Closing, except to the extent that Parent (in the case of a request by CAG on behalf of the Companies or the Company Subsidiaries) or CAG (in the case of a request by Parent on behalf of itself or the Parent Subsidiaries) shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as set forth in Schedule 5.01 of the Company Disclosure Schedule or the Parent Disclosure Schedule (“Schedule 5.01”), or in connection with COVID-19 Measures or Permitted Actions, or as otherwise explicitly contemplated by this Agreement or the other Transaction Documents, or required pursuant to a Legal Requirement, each of the Companies, the Company Subsidiaries, Parent and the Parent Subsidiaries shall use its reasonable best efforts to carry on its business in the usual, regular and ordinary course consistent with past practices and in compliance with all applicable Legal Requirements and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business and operations and goodwill, (ii) keep available the services of its respective present key officers and employees and (iii) preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, during the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to its terms or the Closing, except to the extent that Parent (in the case of a request by CAG on behalf of the Companies or the Company Subsidiaries) or CAG (in the case of a request by Parent on behalf of itself or the Parent Subsidiaries) shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Schedule 5.01, or in connection with COVID-19 Measures or Permitted Actions, or as otherwise explicitly contemplated by this Agreement or the other Transaction Documents, or required pursuant to a Legal Requirement, none of the Companies, the Company Subsidiaries, Parent or the Parent Subsidiaries shall do any of the following:

(a) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, excluding cash payments to residents of the PRC for CAG Options settled in cash;

(b) grant any material severance or termination pay to (i) any officer or (ii) any employee, except pursuant to applicable Legal Requirement, written agreements outstanding, or Company Plans or Company policies or Parent Plans or Parent policies, as applicable, existing on the date hereof and as disclosed or made available on or prior to the date hereof to the other Party, or in the case of the Companies and Company Subsidiaries, except in connection with the promotion, hiring or firing of any employee in the ordinary course of business consistent with past practice;

(c) transfer or license to any Person or otherwise extend, amend or modify any material rights to any material Intellectual Property or enter into grants to transfer or license to any Person future Intellectual Property rights, other than in the ordinary course of business consistent with past practice;

(d) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (other than any such dividend or distribution by a Company Subsidiary to a Company or another such Company Subsidiary or by a Parent Subsidiary to Parent or another such Parent Subsidiary), or reclassify, combine, split, subdivide, or redeem any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock (other than the consolidation of Parent’s share capital contemplated by the Parent Shareholder Matters);

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(e) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or any other equity securities or ownership interests of any Company or Company Subsidiary or Parent or Parent Subsidiary, as applicable;

(f) issue, deliver, sell, authorize, pledge, amend, exchange, settle or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock (other than in connection with the exercise of the CAG Options) or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities of any Company or Company Subsidiary or Parent or Parent Subsidiary;

(g) amend any Charter Documents in any material respect;

(h) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to the business of the Company Group, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Notice of Meeting;

(i) except in the ordinary course of business consistent with past practice, enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such Party’s ability to compete or to offer or sell any products or services to other Persons;

(j) sell, lease, license, encumber or otherwise dispose of any properties or assets, except (i) nonexclusive licenses or sales in the ordinary course of business consistent with past practice, (ii) the incurrence of Permitted Liens, (iii) pursuant to existing Company Contracts delivered or made available to Parent, and (iv) the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of the Company Group, taken as a whole, or of Parent and the Parent Subsidiaries, taken as a whole, as applicable;

(k) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Companies, the Company Subsidiaries, Parent or the Parent Subsidiaries (other than the as contemplated by this Agreement and the Transactions);

(l) incur, create, assume, refinance or forgive any indebtedness for borrowed money in excess of $1,000,000 or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Companies or the Company Subsidiaries or of Parent or the Parent Subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition, or enter into any arrangement having the economic effect of any of the foregoing, in each case, except the Parent Loan and, in the case of the Companies and the Company Subsidiaries, (i) extensions of credit in the ordinary course with employees and among the Companies and Company Subsidiaries, (ii) loans or advances to channel partners in the ordinary course of business, (iii) indebtedness refinanced in the same or lesser amount as of the date hereof, and (iv) indebtedness incurred following the date hereof that results in a total amount of indebtedness that is less than or equal to the sum of the aggregate amount of indebtedness as of the date hereof plus $1,000,000;

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(m) except as otherwise required by applicable Legal Requirement or pursuant to an existing Company Plan, Company Contract or Company policy (provided such document has been made available to Parent) or pursuant to an existing Parent Plan, Parent Contract or Parent policy (provided such document has been made available to CAG), as applicable, (i) adopt or materially amend any such plan (including any such plan that provides for severance), or enter into any employment contract, except in connection with the promotion, hiring, or firing of any employee in the ordinary course of business consistent with past practice, or collective bargaining agreement, (ii) pay any special bonus or special remuneration to any director or employee, except in the ordinary course of business consistent with past practice, or (iii) materially increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practice;

(n) (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or Action (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction of any claims, liabilities or obligations (A) in the ordinary course of business consistent with past practice or (B) that are covered by insurance, provided, in each case, such discharge, settlement or satisfaction involves only the payment of money damages and such amounts in the aggregate do not exceed $500,000, or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any material confidentiality or similar agreement to which any Company or Company Subsidiary is a party or of which any Company or Company Subsidiary is a beneficiary (other than with customers and other counterparties in the ordinary course of business consistent with past practice) or to which Parent or any Parent Subsidiary is a party or of which Parent or any Parent Subsidiary is a beneficiary, as applicable;

(o) except in the ordinary course of business consistent with past practice, enter into, modify in a manner materially adverse to the Companies and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, or terminate (other than in accordance with its terms) any Material Company Contract or Material Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(p) except as required by Legal Requirement, U.S. GAAP, or IFRS, as the case may be, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

(q) make or rescind any Tax elections that, individually or in the aggregate, would be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such Party, settle or compromise any material income tax liability outside the ordinary course of business or, except as required by applicable law, change any material method of accounting for Tax purposes or prepare or file any Tax Return in a manner materially inconsistent with past practice;

(r) form or establish any subsidiary, except in the ordinary course of business consistent with past practice, or enter into any new line of business;

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(s) exercise, or permit the administrator of any Company Plan or Parent Plan, as applicable, to exercise, any of its discretionary rights under any Company Plan or Parent Plan, as applicable, to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such Plan, except as contemplated by this Agreement;

(t) make capital expenditures (i) materially in excess of budgeted amounts previously disclosed to the other Party in writing or (ii) in excess of $1,000,000 in the aggregate;

(u) enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, equityholders, managers, members or other Affiliates, other than (i) the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice and (ii) such transactions, distributions, or advancements by a Company Subsidiary to a Company or another Company Subsidiary or by a Parent Subsidiary to Parent or another Parent Subsidiary; or

(v) agree in writing or otherwise agree or commit to take any of the actions described in Section 5.01(a) through (u) above.

Notwithstanding anything in this Section 5.01 or this Agreement to the contrary, nothing set forth in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or the Company’s Subsidiaries prior to the Closing, and nothing set forth in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Parent or the Parent Subsidiaries prior to the Closing, and

ARTICLE VI

ADDITIONAL AGREEMENTS

6.01 Notice of Meeting; Extraordinary General Meeting.

(a) As promptly as practicable after the execution of this Agreement, subject to receipt of the CAG Information, Parent shall prepare and file with ASIC under the Securities Act, and with all other applicable regulatory bodies, a notice of meeting (the “Notice of Meeting”) for the purpose of convening an extraordinary general meeting of the holders of Parent Shares (the “Extraordinary General Meeting”) to consider and, if thought fit, vote in favor of (A) an ordinary resolution of shareholders of Parent to approve the acquisitions of Relevant Interests by way of the issuance of the Acquisition Shares to CAG and, to the extent required, the Distribution of those shares by CAG to the holders of the shares of CAG, and by way of the lock-up agreements executed pursuant to Section 1.12, for the purposes of Item 7 of Section 611 of the Australian Corporations Act and for all other purposes, (B) a special resolution (as such term is defined in the Australian Corporations Act) of shareholders of Parent to approve the change of Parent’s name from “Naked Brand Group Limited” to “Cenntro Electric Group Limited”, (C) the approval by special resolution (as such term is defined in the Australian Corporations Act) of shareholders of Parent to approve amendments to Parent’s constitution to permit three staggered classes of directors, (D) an ordinary resolution of shareholders of Parent to approve the consolidation of Parent’s share capital at a ratio to be mutually agreed between the Parties, (E) an ordinary resolution of shareholders of Parent to approve the election of directors identified pursuant to Section 6.13, and (F) resolutions of shareholders of Parent to approve any other proposals reasonably agreed by Parent and CAG to be necessary or appropriate in connection with the Transactions (collectively, the “Parent Shareholder Matters”).

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(b) Each of Parent, CAG, and the Companies shall use its reasonable best efforts to: (i) cause the Notice of Meeting to comply in all material respects with the Australian Corporations Act and relevant ASIC regulatory guidance, class orders, instruments of relief or other policy statements issued by ASIC; (ii) promptly furnish to the other Party the CAG Information or Parent Information, as applicable; provided, however, that Parent shall not use any such information for any purpose other than those contemplated by this Agreement unless: (A) Parent obtains the prior written consent of CAG and the Companies to such use or (B) to the extent that use of such information is required to avoid violation of applicable Legal Requirements, (iii) promptly notify the other of, cooperate with each other with respect to, and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by Parent, CAG, or the Companies) any response and respond promptly to any comments of ASIC or its staff; and (iv) cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by Parent, CAG, or the Companies) any amendment or supplement to the Notice of Meeting. Parent will advise CAG, promptly after Parent receives notice, of any request by ASIC for amendment or supplement of the Notice of Meeting or comments thereon or requests by ASIC for additional information, and shall promptly supply CAG with copies of all correspondence between Parent or any of its Representatives and ASIC with respect to the Notice of Meeting.

(c) CAG shall use commercially reasonable efforts to take all actions required under any applicable federal, state, or foreign securities laws in connection with the issuance of Acquisition Shares by Parent pursuant to the Acquisition, as soon as reasonably practical after a reasonable request from Parent, and shall otherwise use reasonable efforts to assist and cooperate with Parent as reasonably requested by Parent. At a reasonable time prior to the filing of the Notice of Meeting or any amendment or supplement thereto, CAG and its counsel shall be given a reasonable opportunity to review and comment thereon and give its consent to the form thereof (such consent not to be unreasonably withheld, conditioned or delayed), and Parent shall accept and incorporate all reasonable comments from CAG to the Notice of Meeting prior to filing thereof. Parent shall provide CAG and its counsel with (i) any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from ASIC or its staff with respect to the Notice of Meeting promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent to those comments or to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent or their counsel in any discussions or meetings with ASIC. Furthermore, CAG and Parent shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to ASIC comments on the Notice of Meeting or requests from ASIC for additional information. The Notice of Meeting shall include a responsibility statement, in a form to be agreed by the Parties, that will contain words to the effect that (x) Parent has provided, and is responsible for, the information identified as the “Parent Information” and that CAG does not assume any responsibility for the accuracy or completeness of that Parent Information, and (y) CAG has provided, and is responsible for, the information identified as the “CAG Information” and Parent does not assume any responsibility for the accuracy or completeness of that CAG Information.

(d) Parent represents that the information supplied by or on behalf of Parent for inclusion in the Notice of Meeting, as amended and supplemented, shall not, (i) at the time the Notice of Meeting (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Parent, or (ii) at the time of the Extraordinary General Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Extraordinary General Meeting, any event or circumstance relating to Parent or its officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Notice of Meeting, Parent shall promptly inform CAG, and the Parties shall cooperate in the prompt filing by Parent of an appropriate amendment or supplement describing such information with ASIC. All information provided by Parent in documents that Parent is responsible for filing or lodging with ASIC in connection with the Acquisition or the other Transactions (other than information provided by CAG or the Companies for inclusion in such documents) will comply as to form and substance in all material respects with the applicable requirements of the Australian Corporations Act and the rules and regulations thereunder (including ASIC regulatory guidance, class orders, instruments of relief or other policy statements issued by ASIC).

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(e) CAG and the Companies represent that the information supplied by or on behalf of CAG and the Companies for inclusion in the Notice of Meeting, as amended and supplemented, shall not, (i) at the time the Notice of Meeting (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Parent, or (ii) at the time of the Extraordinary General Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Extraordinary General Meeting, any event or circumstance relating to CAG or the Companies, or their respective officers or directors, should be discovered by CAG or the Companies which should be set forth in an amendment or a supplement to the Notice of Meeting, CAG shall promptly inform Parent, and the Parties shall cooperate in the prompt filing by Parent of an appropriate amendment or supplement describing such information with the ASIC. All information provided by CAG or the Companies for inclusion in documents that Parent is responsible for filing with the ASIC in connection with the Acquisition or the other Transactions (other than information provided by Parent for inclusion in such documents) will comply as to form and substance in all material respects with the applicable requirements of the Australian Corporations Act and the rules and regulations thereunder (including ASIC regulatory guidance, class orders, instruments of relief or other policy statement issued by ASIC).

(f) As promptly as practicable after the Notice of Meeting has been approved by ASIC, Parent shall (i) call the Extraordinary General Meeting for the purpose of voting upon the approval of the Parent Shareholder Matters, (ii) distribute the Notice of Meeting to the shareholders of Parent, and shall duly (1) give notice of and (2) convene and hold the Extraordinary General Meeting, in accordance with the Charter Documents of Parent, the Australian Corporations Act and applicable rules of Nasdaq for a date no later than thirty (30) days following the such approval, (iii) solicit proxies from the holders of the Parent Shares to vote in favor of each of the Parent Shareholders Matters, and (iv) take all other action necessary or advisable to secure the required vote or consent of its shareholders, including engaging a proxy solicitor reasonably acceptable to CAG to solicit proxies from the holders of the Parent Shares for approval of the Parent Shareholder Matters; provided that Parent shall not be obligated to incur unreasonable cost and expense to solicit proxies from shareholders who hold less than 1,000,000 Parent Shares. Notwithstanding the foregoing, Parent shall promptly engage a proxy solicitor reasonably acceptable to CAG to solicit such proxies if requested in writing by CAG to do so, subject to the expense proviso in the foregoing sentence. Parent shall keep CAG fully updated with respect to all proxy solicitation matters in connection with Extraordinary General Meeting as reasonably requested by CAG, including providing daily written reports regarding the voting results in relation to the Parent Shareholder Matters. Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the Australian Corporations Act and the rules and regulations thereunder in the preparation, filing and distribution of the Notice of Meeting, the solicitation of proxies thereunder, and the calling and holding of the Extraordinary General Meeting. Notwithstanding the foregoing, Parent shall be entitled to make one or more successive postponements or adjournments of the Extraordinary General Meeting (1) to ensure that any supplement or amendment to the Notice of Meeting that Parent has determined in good faith, after consultation with its outside legal advisors, is required to satisfy any applicable Legal Requirement is timely distributed to the shareholders of Parent, or (2) if, on a date for which the Extraordinary General Meeting is scheduled, Parent reasonably determines that there are insufficient votes in favor of each of the Parent Shareholder Matters. The board of directors of Parent shall, by unanimous approval recommend to Parent’s shareholders that they approve the Parent Shareholders Matters, subject only to there being no Parent Superior Proposal, and shall include such recommendation in the Notice of Meeting. The board of directors of Parent shall not withdraw, amend, qualify, or modify its recommendation to the shareholders of Parent that they vote in favor of each of the Parent Shareholders Matters (together with any withdrawal, amendment, qualification, or modification of its recommendation to the shareholders of Parent, a “Parent Modification in Recommendation”), unless, if at any time prior to obtaining approval of the shareholders of Parent as to the Parent Shareholders Matters, there is a Parent Superior Proposal and the board of directors of Parent determines in good faith and acting reasonably, having received legal advice from its outside legal counsel (who must be reputable advisors experienced in transactions of this nature) that failing to do so would constitute a breach of their fiduciary or statutory duties to Parent shareholders, that (A) does not arise from a violation of Section 6.05 and (B) (x) first occurs after the date hereof or (y) first is actually known (and not constructively known) by the board of directors of Parent following the date hereof, so long as Parent shall not have breached Section 6.05, the board of directors of Parent may make a Parent Modification in Recommendation solely to the extent necessary as to not violate its fiduciary duties under applicable Legal Requirements, including to ensure that any supplement or amendment to the Notice of Meeting that Parent has determined in good faith is required to satisfy any applicable Legal Requirement is timely distributed to the shareholders of Parent. Notwithstanding the foregoing, the board of directors of Parent may not make a Parent Modification in Recommendation, unless Parent notifies CAG in writing at least five (5) Business Days before taking that action of its intention to do so, and specifies the reasons therefor, and negotiates, and causes its financial and legal advisors to, negotiate with CAG in good faith during such five (5) Business Days period (to the extent CAG seeks to negotiate) regarding any revisions to the terms of the Acquisition and, following such good faith negotiations, the board of directors of Parent determines in good faith, based on the advice of its outside legal counsel and financial advisers, that a failure to make a Parent Modification in Recommendation would constitute a breach by the board of directors of Parent of its fiduciary duties under applicable Legal Requirements.

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6.02 Access to Information; Confidentiality.

(a) Except for any information which in the opinion of legal counsel would result in the loss of attorney-client privilege or other privilege from disclosure, or would violate any legally-binding obligation to a third party with respect to confidentiality, non-disclosure, or privacy (it being understood that the applicable Party shall use commercially reasonable efforts to obtain a waiver of such obligations), or would contravene applicable Legal Requirements, from the date of this Agreement until the Closing Date, the Companies and Parent shall (and shall cause their respective subsidiaries to): (i) provide to the other Party and the other Party’s officers, directors, employees, members, managers, partners, equityholders, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Representatives”), at the other Party’s expense, access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the books and records thereof; provided that any such access shall be subject to and limited to the extent that a Party reasonably determines in good faith, in light of the COVID-19 pandemic (taking into account any “shelter-in-place” or similar order issued by a Governmental Authority), that such access would jeopardize the health and safety of any Representative of such Party; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its subsidiaries as the other Party or its Representatives may reasonably request. Anything in this Agreement to the contrary notwithstanding, prior to the Closing, without the express prior written consent of the other Party, which consent may be withheld for any reason, no Party, nor any of their officers, directors, employees, auditors or other agents (A) shall contact any customers, vendors or suppliers of the other Party or any of its Subsidiaries for any reason related to this Agreement, the Transactions or the other Party or its Subsidiaries or the business of the other Party, or (B) shall have any right to perform sampling or any invasive or subsurface investigations of any properties or facilities of the other Party or any of its subsidiaries.

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(b) All information obtained by the Parties pursuant to this Section 6.02 and otherwise shall be kept confidential in accordance with the Mutual Confidentiality Agreement, dated August 8, 2021, between CAG and Parent (the “Confidentiality Agreement”). The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate (other than the terms that survive the termination of the Confidentiality Agreement as set forth therein). If this Agreement is, for any reason, validly terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect. CAG hereby consents to the disclosure of the information related to CAG and the Companies included in the Notice of Meeting in accordance with Section 6.01.

(c) No investigation pursuant to this Section 6.02 shall affect any representation or warranty in this Agreement of any Party hereto or any condition to the obligations of the Parties.

6.03 Financial Information.

(a) As soon as reasonably practicable following the end of each fiscal quarter of Parent or the Companies that occurs during the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to its terms or the Closing, Parent or the Companies, as the case may be, shall deliver to CAG or Parent, as the case may be, a true and complete copy of the financial statements (including any related notes thereto) of Parent or the Companies, as the case may be, which shall be unaudited in the case of interim financial statements and shall be prepared in accordance with IFRS or U.S. GAAP, as the case may be, applied on a consistent basis in accordance with past practice throughout the periods involved (except as may be indicated therein or in the notes thereto), and shall fairly present in all material respects the financial position of Parent or the Companies, as the case may be, at the respective dates thereof and the results of their operations, changes in equity and cash flows for the respective periods indicated. In addition, within twenty (20) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is validly terminated pursuant to its terms, Parent or the CAG, as the case may be, shall deliver to CAG or Parent, as the case may be, unaudited financial statements of Parent or the Companies, as the case may be, for such month.

(b) During the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to its terms or the Closing, CAG and the Companies or Parent and the Parent Subsidiaries, as the case may be, will, and will use commercially reasonable efforts to cause the Companies’ auditors or Parent’s auditors, as the case may be (subject to any required access agreement or arrangement), to (i) continue to provide Parent and its advisors or CAG and its advisors, as the case may be, reasonable access to all of the financial information used in the preparation of the Company Financial Statements and the Parent Financial Statements and the financial information furnished pursuant to Section 6.03 hereof and (ii) reasonably cooperate with any reviews performed by Parent or its advisors or CAG and its Representatives, as the case may be, of any such Company Financial Statements or Parent Financial Statements, as the case may be, or such other relevant information; provided that Parent and its Representatives execute any customary non-reliance or similar agreement reasonably requested by the Company’s auditor; provided, further, that CAG and the Companies shall be entitled to attend any meeting and be copied on any correspondence between Parent or any of its Representatives and the auditor.

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6.04 Required Information.

(a) In connection with the preparation of any press release, filing, notice, or application, including any prospectus or similar offering document delivered or filed in connection with the Additional Financings (other than pursuant, to the HSR Act, for which Section 6.09 applies, and other than the Notice of Meeting, for which Section 6.01 applies), made by or on behalf of Parent, CAG, or the Companies to any Governmental Authority or other third party in connection with the Acquisition and the other Transactions (each, a “Reviewable Document”), each of CAG, the Companies, Parent shall, upon request by the other (subject to applicable law and contractual restrictions), furnish the other with true, complete and accurate information concerning themselves, their subsidiaries, and each of their and their subsidiaries’ respective directors, officers, and equityholders (including the directors and officers of Parent to be elected or appointed effective as of the Closing pursuant to Section 6.13 hereof) and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Reviewable Document.

(b) At a reasonable time prior to the filing, issuance, or other submission or public disclosure of a Reviewable Document by CAG, the Companies, Parent, the other Party shall each be given a reasonable opportunity to review and comment upon such Reviewable Document and give its prior written consent to the form thereof, such consent not to be unreasonably withheld, conditioned or delayed, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof. Any language included in a Reviewable Document that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party and may henceforth be used by other party in other Reviewable Documents and in other documents distributed by the other party in connection with the Transactions without further review or consent of the reviewing party.

(c) Prior to the Closing Date, CAG and Parent shall notify each other as promptly as reasonably practicable (i) upon obtaining knowledge of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with or submitted to the Governmental Authority, and (ii) after the receipt by it of any written or oral comments of the Governmental Authority on, or of any written or oral request by the Governmental Authority for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the Governmental Authority with respect to any of the foregoing filings or submissions. Parent and CAG shall use their respective commercially reasonable efforts, after consultation with each other, to resolve all such requests or comments with respect to any Reviewable Document as promptly as reasonably practicable after receipt of any requests or comments of the Governmental Authority. All correspondence and communications to the Governmental Authority made by Parent or the Companies with respect to the Transactions or any Transaction Document shall, to extent permitted by applicable law, be considered to be Reviewable Documents subject to the provisions of this Section 6.04.

(d) Each Party warrants and represents to the other Party that all information provided for inclusion in a Reviewable Document shall, as of the date of the filing of the Reviewable Document, be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(e) The Companies and Parent will each use all reasonable efforts to cause to be delivered to each other consents from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with a Reviewable Document for which such consent is required.

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6.05 No Solicitation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, (a) CAG and the Companies will not, and will cause their respective controlled Affiliates, and Representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or knowingly encourage, or provide any nonpublic information to, any Person (other than Parent and its designees) concerning any merger, consolidation, sale of ownership interests in and/or a material portion of the assets of the Companies (other than assets sold in the ordinary course of business or as set forth on Schedule 5.01), or recapitalization or similar business combination transaction involving the Companies, and (b) except for the Divestiture and the Additional Financings, Parent will not, and will cause their respective controlled Affiliates and Representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or knowingly encourage, or provide any nonpublic information to, any Person (other than CAG and its designees) concerning any merger, consolidation, sale of ownership interests in and/or a material portion of the assets of Parent or any Parent Subsidiary, recapitalization or similar business combination transaction involving Parent or any Parent Subsidiary. In addition, (i) CAG and the Companies will, and will cause their respective controlled Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative transaction described in clause (a) above, and (ii) Parent will, and will cause its respective controlled Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative transaction described in clause (b) above. CAG will promptly (and in any event within two (2) Business Days of receipt) notify Parent if CAG receives, or, to the knowledge of the Companies, if any of its or its controlled Affiliates or Representatives receives, after the date of this Agreement, any proposal, offer, submission or request for information with respect to a transaction described in clause (a) above. Parent will promptly (and in any event within two (2) Business Days of receipt) notify CAG if Parent receives, or, to the knowledge of Parent, if any of its or its controlled Affiliates or Representatives receives, after the date of this Agreement, any proposal, offer, submission or request for information with respect to a transaction described in clause (b) above. Notwithstanding the foregoing, prior to obtaining the CAG Shareholder Approval, clause (a) above does not prohibit any action or inaction by CAG in relation to an actual CAG Competing Proposal that the board of directors of CAG has determined, in good faith after receiving advice from its outside counsel, is likely to result in a CAG Superior Proposal, and compliance with the non-solicitation prohibition in this Section would, in the opinion of a majority of the directors of CAG, formed in good faith after consulting with their external legal advisers, constitute, or would be likely to constitute, a breach of any of the fiduciary or statutory duties of the directors; provided that the actual CAG Competing Proposal was not directly or indirectly brought about by, or facilitated by, a breach of clause (a) above. Notwithstanding the foregoing, prior to obtaining approval of the shareholders of Parent as to the Parent Shareholders Matters, clause (b) above does not prohibit any action or inaction by Parent in relation to a Parent Competing Proposal; provided that the board of directors of Parent has determined, in good faith after receiving advice from its outside legal counsel, that (i) the Parent Competing Proposal is, or would reasonably be expected to become, a Parent Superior Proposal and (ii) failing to respond to the Parent Competing Proposal would constitute, or would be likely to constitute, a breach of any of the fiduciary or statutory duties of the directors; provided that the actual Parent Competing Proposal was not directly or indirectly brought about by, or facilitated by, a breach of clause (b) above. The Parties agree that the rights and remedies for noncompliance with this Section 6.05 include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the non-breaching party and that money damages would not provide an adequate remedy for such injury. The Parties must not make or cause or permit to be made, any application to a court or the Australian Takeovers Panel for or in relation to whether this Section 6.05 constitutes, or would constitute, a breach of the fiduciary or statutory duties of the directors of Parent, constitutes, or would constitute, ‘unacceptable circumstances’ within the meaning of the Australian Corporations Act, or is, or would be, unlawful for any other reason.

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6.06 Directors’ and Officers’ Indemnification and Insurance.

(a) The exculpation, indemnification, and advancement of expense provisions set forth in the Charter Documents of the Companies, the Company Subsidiaries, Parent and the Parent Subsidiaries, as in effect immediately prior to the Closing, shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, officers, employees, fiduciaries or agents of the Companies, the Company Subsidiaries, Parent or the Parent Subsidiaries. All rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring prior to the Closing Date now existing in favor of the current or former directors or officers of the Companies, the Company Subsidiaries, Parent and the Parent Subsidiaries, as provided in their respective Charter Documents and/or any indemnification or similar agreements and/or arrangements, shall survive the Acquisition and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Parent and the Companies, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date. In the alternative, Parent may obtain a “tail” insurance policy that provides coverage for at least a six-year period from the Closing Date, for the benefit of the current officers and directors of Parent with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transactions (the “D&O Tail Insurance”), with coverage and amounts and containing terms and conditions that are customary and prudent under the circumstances. The premium for such D&O Tail Insurance shall be paid for by Parent (which amount, for the avoidance of doubt, shall not be deducted from Cash for the purposes of Section 7.03(j) and shall not be considered a Liability for the purposes of Section 7.03(l)). Parent shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and shall honor, and cause its subsidiaries and Affiliates to honor, all obligations thereunder, and Parent shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance that have not been paid.

(c) If Parent or the Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Companies, as applicable, assume the obligations set forth in this Section 6.06.

(d) The provisions of this Section 6.06 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent or the Companies for all periods ending on or before the Closing Date and may not be changed without the consent of such director or officer.

6.07 Notification of Certain Matters. CAG shall give prompt notice to Parent, and Parent shall give prompt notice to CAG, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, such that the conditions set forth in ARTICLE VII would not be satisfied, (b) any failure of CAG, the Companies, or Parent, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, and (c) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would require any amendment or supplement to the Notice of Meeting; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

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6.08 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper, desirable or advisable to consummate and make effective, in the most expeditious manner practicable but in any event prior to the Outside Date, the Acquisition and the other Transactions (including the Distribution), including using commercially reasonable efforts to accomplish the following: (i) the taking of all such reasonable acts necessary to cause the conditions precedent set forth in ARTICLE VII to be satisfied, (ii) the obtaining of such reasonably necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of such reasonably necessary registrations, declarations, filings and notices (including registrations, declarations, filings and notices with Governmental Authorities, if any) and the taking of such reasonable steps as may be reasonably necessary to avoid any Action by any Governmental Authority in connection with the Transactions, (iii) the obtaining of such material consents, approvals or waivers from third parties required as a result of the Transactions; provided that no Party nor any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent, approval, or waiver may be required, unless such payment is required in accordance with the terms of the relevant Company Contract or Parent Contract, as applicable, requiring consent, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (v) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions.

6.09 HSR Act. If required pursuant to the HSR Act, as promptly as practicable but in no event later than ten (10) Business Days after the date of this Agreement, CAG and Parent (i) shall each prepare and file the notification required of it thereunder in connection with the Transactions, (ii) shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities and (iii) shall each request early termination of any waiting period under the HSR Act. Parent shall pay the filing fee required in connection with the filing made under the HSR Act. Parent and CAG shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the Transactions and permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party to any Governmental Authority concerning the Transactions, (b) give the other prompt notice of the commencement of any Action by or before any Governmental Authority with respect to the Transactions and (c) keep the other reasonably informed as to the status of any such Action. Each Party agrees to provide, to the extent permitted by the applicable Governmental Authority, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions; provided that neither Party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other Party.

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6.10 Reorganization.

(a) The Parties shall each use their reasonable efforts to cause the Acquisition, together with the actions set forth on Schedule 1, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If (i) either Party reasonably requests a Tax opinion or (ii) in connection with the preparation and filing of any filing, the SEC requests or requires that any Tax opinion be prepared and submitted in connection with such filing, each Party shall be obligated to deliver a “Tax Representation Letter,” containing customary representations of the applicable Party, as shall be reasonably necessary or appropriate to enable outside legal counsel to render any opinion or advice, subject to customary assumptions and limitations, regarding the tax treatment of the Acquisition. None of the Parties, nor their Affiliates, shall directly or indirectly (without the consent of the other) take any action (or fail to take any action) that would reasonably be expected to adversely affect the Acquisition, together with the actions set forth on Schedule 1, with respect to qualification as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). The Parties will report the Acquisition, together with the actions set forth on Schedule 1, on all Tax Returns in a manner consistent with such Tax treatment, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its U.S. federal income Tax Return for the taxable year of the Acquisition, and no Party will take a position inconsistent with such treatment, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable Legal Requirements).

(b) The Parties shall cooperate in the preparation, execution and filing of all Tax Returns, including any information returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value-added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Acquisition that are required or permitted to be filed on or before the Closing Date.

6.11 Nasdaq Listing. Parent shall use reasonable best efforts (i) to cause the Parent Shares to be approved for listing on Nasdaq, including preparing and submitting to Nasdaq as soon as reasonably practicable an initial listing application covering the Parent Shares, (ii) to satisfy all applicable initial and continuing listing requirements of Nasdaq, and (iii) to obtain, prior to the Closing Date, approval for such listing on Nasdaq of the Parent Shares issuable in accordance with this Agreement (and the Companies shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, prior to the Closing Date. During the period from the date hereof until the Closing Date, Parent shall use its reasonable best efforts to keep the Parent Shares listed for trading on Nasdaq and shall promptly furnish CAG any and all correspondence with or comments from Nasdaq.

6.12 Public Announcements. Promptly after the execution of this Agreement, CAG, the Companies and Parent shall issue a joint press release announcing the execution of this Agreement. Thereafter, prior to the Closing (or the earlier valid termination of this Agreement in accordance with ARTICLE VIII), CAG, the Companies and Parent shall use commercially reasonable efforts to consult in good faith with each other before issuing any press release or other public statement (including through social media platforms) with respect to this Agreement or the Transactions, and, except as required by any applicable Legal Requirement, shall not issue any such press release or other public statement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

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6.13 Board of Directors and Officers of Parent. Parent shall take all such action within its power as may be necessary or appropriate such that, immediately following the Closing Date:

(a) the board of directors of Parent shall consist of up to five (5) directors, which shall initially include:

(i) one (1) director nominee to be designated by Parent, in its sole discretion, prior to the Closing (who shall serve as a Class II director in accordance with the Charter Documents of Parent following the Closing Date); and

(ii) four (4) director nominees to be designated by the Wang Parties, in their sole discretion, prior to the Closing (one of whom, being Peter Wang, shall serve as the managing director, one of whom shall serve as a Class I director, one of whom shall serve as a Class II director, and one of whom shall serve as a Class III director, in accordance with the Charter Documents of Parent following the Closing Date and the Relationship Agreement).

(b) the board of directors of Parent shall have a majority of “independent” directors for the purposes of Nasdaq and each of whom shall serve in such capacity in accordance with the terms of the Charter Documents of Parent following the Closing Date;

(c) to the extent and so long as required by Legal Requirements, the board of directors of Parent shall have two (2) directors who are ordinarily resident in Australia; and

(d) the initial officers of Parent shall be as set forth on Schedule 6.13 (as may be updated by CAG prior to Closing following written notice to Parent), who shall serve in such capacity in accordance with the terms of the Parent Charter Documents following the Closing Date.

6.14 No Securities Transactions. Neither CAG nor any of the Companies, directly or indirectly, shall engage in any purchases or sales of the securities of Parent prior to the Closing Date without the consent of Parent. CAG and the Companies shall use their commercially reasonable efforts to require each of their respective controlled Affiliates to comply with the foregoing requirement.

6.15 CAG Shareholder Approval.

(a) CAG shall use reasonable best efforts to (i) obtain the CAG Shareholder Approval within twenty (20) Business Days after the date of this Agreement, by causing the Supporting Shareholders to execute written consents approving and authorizing this Agreement and the Acquisition, and (ii) cause such shareholders of CAG to execute and deliver all related documentation and take such other action in support of the Acquisition as shall reasonably be requested by the Parties in connection with the Acquisition. CAG shall comply with all applicable provisions of and rules under the Cayman Companies Act in the solicitation of the approvals hereunder.

(b) The board of directors of CAG has, by unanimous approval, approved and authorized this Agreement and the Acquisition, and shall recommend, in the materials to be sent to the Supporting Shareholders in connection with the solicitation of the CAG Shareholder Approval hereunder, that the Supporting Shareholders approve and authorize this Agreement and the Acquisition; provided, however, that, in the event that CAG receives a CAG Superior Proposal prior to obtaining the CAG Shareholder Approval, CAG shall include a description of such CAG Superior Proposal in the materials sent to the Supporting Shareholders in connection with the solicitation of the CAG Shareholder Approval hereunder. The board of directors of CAG shall not withdraw, amend, qualify, or modify its recommendation to the Supporting Shareholders that they approve and authorize (including by written consent) this Agreement and the Acquisition.

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6.16 Insider Loans. The Companies shall cause each director, officer or employee of the Companies or Company Subsidiaries who will be a director or executive officer of Parent immediately after the Closing to, at or prior to Closing (i) repay to the Companies any loan by the Companies to such Person and any other amount owed by such Person to the Companies; and (ii) cause any guaranty or similar arrangement pursuant to which the Companies have guaranteed the payment or performance of any obligations of such Person to a third party to be terminated.

6.17 Divestiture. Simultaneously with the Closing, Parent shall completely divest itself of the business operated through FOH Online Corp., a wholly owned subsidiary of Parent (“FOH”), and shall cause the Person acquiring such business to assume all obligations and Liabilities of Parent and the Parent Subsidiaries related to FOH or the business operated through FOH, including the Material Parent Contracts, or shall otherwise satisfy or terminate such obligations and Liabilities in full at or prior to the Closing Date (collectively, the “Divestiture”), in all events, without any Liability (including any Tax Liability) to Parent or any Parent Subsidiary following the Closing. Parent shall keep CAG promptly apprised of the status of matters relating to the Divestiture, including the status and terms thereof.

6.18 Incentive Equity Plan. Prior to the Closing Date, the Parties shall cooperate to establish (a) an equity incentive plan, substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Parent and the Company) (the “Incentive Equity Plan”), and (b) an employee stock purchase plan, substantially in the form attached hereto as Exhibit E (with such changes that may be agreed in writing by Parent and the Company).

6.19 Stockholder Litigation. In the event that any Action related to this Agreement, any Transaction Document or the Transactions is brought, or, to the knowledge of Parent, threatened in writing, against Parent or the board of directors of Parent by any of Parent’s shareholders prior to the Closing, Parent shall promptly notify CAG of any such litigation and keep CAG reasonably informed with respect to the status thereof. Parent shall provide CAG the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to CAG’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of CAG, such consent not to be unreasonably withheld, conditioned or delayed.

6.20 Additional Financings. Notwithstanding anything to the contrary in this Agreement, at any time on or prior to the Closing Date, Parent may consummate the sale of newly issued Parent Shares or Parent Share Equivalents, for cash, in one or more public or private offerings; provided that all such financings shall not exceed gross proceeds of $100,000,000 in the aggregate, on such terms as Parent, after consultation with CAG, shall determine, in its reasonable discretion (each an “Additional Financing” and, collectively, the “Additional Financings”); provided, further, that (a) any such Parent Share Equivalent issued in any Additional Financing shall be exercised or exchanged for, or converted into, Parent Shares prior to the Closing, (b) except as set forth on Schedule 4.03(c), no registration rights shall be granted by Parent to any Person that will obligate Parent to file a registration statement with the SEC prior to one hundred eighty (180) days following the Closing Date, (c) no such Parent Shares or Parent Share Equivalents issued in any Additional Financing shall be senior to or have voting rights different than the Parent Shares, and (d) no Additional Financing shall impose any Liabilities (including Tax Liabilities) on Parent or any Parent Subsidiary following the Closing or have any materially adverse effect on Parent or any Parent Subsidiary following the Closing. In connection with such Additional Financings, Parent shall keep CAG informed on a current and continuous basis in reasonable detail regarding the status of each Additional Financing, including providing CAG with any and all definitive material documentation related to such matters, including all subscriptions, sale notices, and other similar materials. For the purposes of this Agreement, a single trading day of sales in an “at-the-market” offering shall be deemed a single Additional Financing.

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6.21 Intellectual Property Transfer. CAG shall assign and transfer to one of the Companies all of its right, title and interest in and to the registered Patents and Trademarks used in the operation of the business of the Company Group, taken as a whole, as currently conducted, that is owned by, or registered in the name of, CAG, free and clear of all Liens, other than Permitted Liens, and shall use its reasonable best efforts to complete such assignment and transfer prior to the Closing.

ARTICLE VII

CONDITIONS TO THE ACQUISITION

7.01 Conditions to the Obligations of Each Party. The respective obligations of CAG, the Companies and Parent to consummate the Acquisition are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) FIRB Approval. FIRB Approval shall have been obtained.

(b) CAG Shareholder Approval. The CAG Shareholder Approval shall have been obtained.

(c) Parent Shareholder Approval. The Parent Shareholder Matters shall have been duly approved by the affirmative vote of the shareholders of Parent required under Parent’s Charter Documents, the Australian Corporations Act, and the rules and regulations of Nasdaq.

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, or Order which is then in effect and has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition.

(e) Governmental Consents. All specified waiting periods (and any extension thereof) under the HSR Act shall have expired or been terminated.

(f) Nasdaq Listing. The initial listing application filed with Nasdaq in connection with the transactions contemplated by this Agreement with respect to the Parent Shares shall have been approved and the Parent Shares shall have been approved for listing on Nasdaq, as of the Closing Date.

(g) Registration Rights. Parent shall have entered into the Registration Rights Agreement in the form attached hereto as Exhibit F.

7.02 Conditions to the Obligations of Parent. The obligations of each of Parent to consummate the Acquisition are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of CAG and the Companies (i) contained in Sections 2.01, 2.02, 3.01, 3.02(a), the first two sentences of 3.02(b), 3.04, and 3.26 shall be true and correct in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date), (ii) contained in Sections 2.04, 2.05 and 3.03 shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all respects (except for de minimis inaccuracies) on and as of such earlier date), and (iii) contained elsewhere in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect with respect to the Company Group, taken as a whole.

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(b) Agreements and Covenants. CAG and the Companies shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Material Adverse Effect. No Material Adverse Effect on the Company Group, taken as a whole, shall have occurred since the date of this Agreement.

(d) Officer Certificate. CAG shall have delivered to Parent a certificate, dated the Closing Date, signed by the Chief Executive Officer of CAG, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) to 7.02(c).

(e) No Governmental Action. No Action shall be pending or threatened by any Governmental Authority which is reasonably likely to (i) prevent consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation, or (iii) affect materially and adversely the right of Parent to own, operate, or control the Companies or any of the assets and operations of the Companies following the Acquisition and no Order issued by a Governmental Authority to any such effect shall be in effect.

(f) Third Party Consents. CAG and the Companies shall have obtained the consents and approvals set forth in Schedule 7.02(f).

7.03 Conditions to the Obligations of CAG and the Companies. The obligations of CAG and the Companies to consummate the Acquisition are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent (i) contained in Sections 4.01, 4.02(a), the first sentence of 4.02(b), 4.04, and 4.26 shall be true and correct in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date), (ii) contained in Section 4.03 shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all respects (except for de minimis inaccuracies) on and as of such earlier date), and (iii) contained elsewhere in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect with respect to Parent and the Parent Subsidiaries, taken as a whole.

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

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(c) Material Adverse Effect. No Material Adverse Effect on Parent and the Parent Subsidiaries, taken as a whole, shall have occurred since the date of this Agreement.

(d) Officer Certificate. Parent shall have delivered to CAG a certificate, dated the Closing Date, signed by the Chief Executive Officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) to 7.03(c).

(e) No Governmental Action. No Action shall be pending or threatened by any Governmental Authority, including any declaration by the Australian Takeovers Panel of unacceptable circumstances for the purposes of the Australian Corporations Act, which is reasonably likely to (i) prevent consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the Parent Shares to be issued to CAG by Parent in connection with the Acquisition and no Order issued by a Governmental Authority to any such effect shall be in effect. The.

(f) Third Party Consents. Parent shall have obtained the consents and approvals set forth in Schedule 7.03(f).

(g) SEC Compliance. From the date of this Agreement until the Closing, Parent shall have been in compliance in all material respects with the reporting requirements under the Securities Act and the Exchange Act.

(h) Resignation. The persons listed in Schedule 7.03(h) shall have resigned from all of their positions and offices with Parent.

(i) Divestiture. The Divestiture being completed in compliance with the terms and conditions of this Agreement simultaneously with the Closing.

(j) Cash Position. Parent shall have Cash of at least Two Hundred Eighty-Two Million Dollars ($282,000,000) immediately prior to the Closing.

(k) Minimum Price. The Five Day Average Trading Price for the five consecutive trading days ending on (and inclusive of) the Closing Date (after giving effect to the consolidation of share capital of Parent completed by Parent Shareholder Matters) is not less than $5.00 per Parent Share.

(l) Parent Liabilities. Parent and the Parent Subsidiaries shall not have any Liabilities in excess of Ten Million Dollars ($10,000,000) in the aggregate, other than the non-monetary or contingent Liabilities set forth on Schedule 7.03(l).

7.04 Frustration of Closing Conditions. A Party may not rely on the failure of any condition set forth in Sections 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Parent and CAG at any time;

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(b) by either Parent or CAG, upon written notice to the other, if the Closing shall not have occurred on or before May 5, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or CAG, upon written notice to the other, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of permanently making consummation of the Acquisition illegal or otherwise preventing or prohibiting consummation of the Acquisition;

(d) by Parent, upon written notice to CAG, upon a material breach of any covenant or agreement set forth in this Agreement on the part of CAG or the Companies, or if any representation or warranty of CAG or the Companies shall have become inaccurate or untrue, in either case, such that the conditions set forth in Section 7.01 and 7.02 would not be satisfied as of the time of such breach or as of the time such representation or warranty having become untrue; provided that if such breach or inaccuracy is curable by CAG or a Company prior to the Closing, then Parent must first provide written notice of such breach or inaccuracy and may not terminate this Agreement under this Section 8.01(d) until the earlier of: (i) 30 days after delivery of written notice from Parent to CAG of such breach or inaccuracy; and (ii) the Outside Date; provided, further, that CAG and each Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.01(d) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach or inaccuracy by CAG or the Companies is cured during such 30-day period);

(e) by CAG, upon written notice to Parent, upon a material breach of any covenant or agreement set forth in this Agreement on the part of Parent, or if any representation or warranty of Parent shall have become inaccurate or untrue, in either case, such that the conditions set forth in Section 7.01 and 7.03 would not be satisfied as of the time of such breach or as of the time such representation or warranty having become untrue; provided that if such breach or inaccuracy by Parent is curable by Parent prior to the Closing, then CAG must first provide written notice of such breach or inaccuracy and may not terminate this Agreement under this Section 8.01(e) until the earlier of: (i) 30 days after delivery of written notice from CAG to Parent of such breach or inaccuracy; and (ii) the Outside Date; provided, further, that Parent continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that CAG may not terminate this Agreement pursuant to this Section 8.01(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach or inaccuracy by Parent is cured during such 30-day period)

(f) by Parent, upon written notice to CAG, if CAG fails to obtain the CAG Shareholder Approval within twenty (20) Business Days following the date of this Agreement; or

(g) by CAG or Parent, upon written notice to the other, if the Parent Shareholder Matters shall fail to receive the requisite vote for approval at the Extraordinary General Meeting.

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8.02 Effect of Termination. Any termination of this Agreement under Section 8.01 above will be effective immediately upon (or, if the termination is pursuant to Section 8.01(d) or Section 8.01(e), and the first proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other Parties. In the event of the termination of this Agreement as provided in Section 8.01 above, this Agreement shall be of no further force or effect and the Acquisition shall be abandoned, and there shall be no liability or obligation hereunder on the part of CAG, the Companies, Parent, or any of their respective Affiliates, or any of their respective Representatives, successors or assigns, except for and subject to the following: (i) Sections 6.02(b) and 8.03 and ARTICLE IX (General Provisions) and any defined terms used in such Sections or Article shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any intentional and willful breach of this Agreement or for actual fraud by such Party occurring prior to such termination. Following any termination of this Agreement, the Confidentiality Agreement shall survive and remain in full force and effect for the longer of (x) the remainder of the term as set forth in the Confidentiality Agreement and (y) one (1) year following such termination. Nothing in this ARTICLE VIII shall be deemed to impair the right of any Party to bring any action or actions for specific performance, injunctive and/or other equitable relief (including, without limitation, the right of any Party to compel specific performance by another Party of its obligations under this Agreement).

8.03 Fees and Expenses. Except as otherwise set forth herein, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses whether or not the Acquisition is consummated; provided, however, that if the Acquisition is consummated, then Parent shall promptly pay, and be responsible for, all Fees and Expenses (including the stamp duty payable in connection with the transfer of the CAG HK Shares); and provided, further, that if this Agreement is terminated pursuant to Sections 8.01(d) or 8.01(f), CAG shall reimburse Parent for 50% of the filing fees in connection with any filing pursuant to the HSR Act.

ARTICLE IX

GENERAL PROVISIONS

9.01 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and they shall terminate and expire upon the occurrence of the Closing Date (and there shall be no liability or rights, claims, or causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) after the Closing in respect thereof), except for (a) those covenants and agreements contained herein (or in instruments executed pursuant to this Agreement) that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches to the extent occurring after the Closing, (b) any claim against any Person with respect to actual fraud, and (c) this ARTICLE IX.

9.02 GST. All amounts payable or to be provided under this Agreement are exclusive of GST. If GST is payable on any supply made under or in connection with this Agreement (not being a supply the consideration for which is specifically described in this Agreement as inclusive of GST), the recipient of the supply must pay to the supplier, an additional amount equal to the GST payable on the supply, provided that the supplier gives the recipient a tax invoice for the supply.

9.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by internationally recognized overnight delivery service to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.03):

if to Parent:

Naked Brand Group Limited

Level 61, MLC Centre, 25 Martin Place

Sydney, NSW 2000, Australia

Attention: Justin Davis-Rice, CEO and Mark Ziirsen, CFO

Email: justin.davis@nakedbrands.com and mark.ziirsen@nakedbrands.com

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with copies to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: David Alan Miller / Eric T. Schwartz

Email: dmiller@graubard.com / eschwartz@graubard.com

if to CAG or the Companies:

Cenntro Automotive Group Limited

c/o Cenntro Electric Group, Inc.

501 Okerson Road

Freehold, New Jersey 07728

Attention: Peter Z. Wang

Email: peterw@cenntromotors.com

with copies to:

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, New York 10019

Attention: Jonathan J. Russo / Ted Powers III

Email: jonathan.russo@pillsburylaw.com / ted.powers@pillsbury.com

9.04 Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. References to a document or item of information having been “made available” will be deemed to include the posting of such document or item of information in an electronic data room accessible by the other Party or any of its Representatives. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted. For purposes of this Agreement:

“Acquisition” has the meaning set forth in the recitals.

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“Acquisition Share Pool” means a number of Parent Shares equal to the Consideration Ratio, multiplied by the number of Fully Diluted Parent Shares Outstanding immediately prior to the Closing (rounded down to the nearest whole number of shares).

“Acquisition Shares” has the meaning set forth in Section 1.02.

“Action” has the meaning set forth in Section 3.10.

“actual fraud” means, with respect to a Party, an actual and intentional act in the making of a representation or warranty contained in either ARTICLE II, ARTICLE III, or ARTICLE IV of this Agreement, as modified by the CAG Disclosure Schedule, Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, with intent to deceive another Person and to induce such Person to enter into this Agreement and requires: (i) a false or inaccurate representation of fact made herein; (ii) knowledge that such representation is false or inaccurate; (iii) an intention to induce the Person to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that Person, in reasonable reliance upon such false representation and without knowledge of the falsity of such representation, to take or refrain from taking action; and (v) causing such Person to suffer damage by reason of such reliance; provided that such actual and intentional fraud of such Person shall only be deemed to exist if any of such Person’s individuals included in the definition of knowledge had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person in ARTICLE II, ARTICLE III, or ARTICLE IV of this Agreement, as applicable, as modified by the CAG Disclosure Schedule, Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, were actually breached. For the avoidance of doubt, the definition of “actual fraud” in this Agreement is limited to actual and intentional fraud and does not include, and no claim may be made by any Person in relation to this Agreement or the transactions contemplated hereby for, (x) constructive fraud or other claims based on constructive knowledge or (y) negligent misrepresentation, equitable fraud, or any other fraud-based claim or theory that requires something less than actual knowledge of the fraudulent conduct.

“Additional Financing(s)” has the meaning set forth in Section 6.20.

“Additional Financing Floor Price Per Share” means, for each Parent Share issued in an Additional Financing (including any Parent Shares issued upon exercise, conversion, or exchange of a Parent Share Equivalent issued in such Additional Financing), eighty percent (80%) of the most recent closing sale price of one Parent Share on Nasdaq on the Trading Day that immediately precedes the time of sale of such Parent Share in such Additional Financing (or the time of sale of the Parent Share Equivalent pursuant to which such Parent Share was issued). The time of sale shall be (i) if sold on an exchange or similar market, the time of the trade, (ii) if sold pursuant to a contract providing for a fixed purchase price, the time of formation of such contract, or (iii) if sold pursuant to a contract providing for the purchase price to be fixed in the future, the time such purchase price becomes fixed. For the avoidance of doubt, in the event of an Additional Financing that involves the sale of a unit or similar security comprised of one Parent Share and a warrant to purchase one Parent Share, for both the Parent Shares issued at the closing of such Additional Financing and the Parent Shares issued upon the exercise of such warrants, the Additional Financing Floor Price Per Share shall be eighty percent (80%) of the last closing sale price of one Parent Share on Nasdaq on the Trading Day immediately preceding the date of the sale of such unit or similar security.

“Additional Financing Price” means, for each Additional Financing, the greater of the Additional Financing Price Per Share and the Additional Financing Floor Price Per Share.

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“Additional Financing Price Per Share” means, for each Additional Financing, (i) the aggregate cash purchase price of the Parent Shares and Parent Share Equivalents, if any, issued by Parent in such Additional Financing (including any exercise price actually paid in cash in connection with the exercise, prior to the Closing, of any Parent Share Equivalents issued in such Additional Financing), divided by (ii) the sum of (A) the number of Parent Shares issued in such Additional Financing, and (B) the number of Parent Shares issued upon any exercise, exchange or conversion, prior to the Closing, of any Parent Share Equivalents issued in such Additional Financing (it being understood that such Parent Share Equivalents shall be exercised, exchanged or converted in full prior to the Closing).

“Additional Financing Surplus Shares” means a number of Parent Shares equal to (i) the amount of Cash held by Parent in excess of Two Hundred Eighty-Two Million Dollars ($282,000,000) immediately prior to the Closing, divided by (ii) the Additional Financing Volume Weighted Average Price Per Share (rounded down to the nearest whole number of shares). An illustrative example of the calculation of the Additional Financing Price Per Share, the Additional Financing Floor Price Per Share, the Additional Financing Volume Weighted Average Price Per Share, and the Additional Financing Surplus Shares is set forth as Exhibit G.

“Additional Financing Volume Weighted Average Price Per Share” means the volume weighted average Additional Financing Price of the Parent Shares issued in the Additional Financings (including any Parent Shares issued upon exercise, conversion or exchange of Parent Share Equivalents issued in the Additional Financings).

“Agreement” has the meaning set forth in the preamble.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any successor statute, rules or regulations thereto.

“ASIC” means the Australian Securities and Investments Commission.

“Australian 1936 Tax Act” means the Income Tax Assessment Act 1936 (Cth) of the Commonwealth of Australia.

“Australian 1997 Tax Act” means the Income Tax Assessment Act 1997 (Cth) of the Commonwealth of Australia.

“Australian Corporations Act” means the Corporations Act 2001 (Cth) of the Commonwealth of Australia.

“beneficial owner” and “beneficially own,” when used with respect to any security, have the meanings ascribed to such terms under Rule 13d-3(a) of the Exchange Act.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of a Person.

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“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day, other than a Saturday, a Sunday or a day on which banks are not required or authorized to close in New York, New York.

“Business Systems” means all Software (including Software comprising products or services sold by a Person), computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of a Person.

“CAC” has the meaning set forth in the preamble.

“CAC Shares” has the meaning set forth in the recitals.

“CAG” has the meaning set forth in the preamble.

“CAG Competing Proposal” means any proposal, agreement, arrangement, or transaction that, if entered into or completed, would mean a Person (other than Parent or the holders of capital stock in Parent) (either alone or together with any Affiliate) may (i) directly or indirectly acquire, or have the right to acquire, a legal, beneficial, or economic interest in, or control of, 30% or more of the CAG Shares, (ii) acquire control of, or otherwise merge with, CAG or any of its controlled entities or a substantial portion of their assets, or (iii) enter into any agreement, arrangement, or understanding requiring CAG to abandon, cease to recommend, or otherwise fail to proceed with the Acquisition.

“CAG Disclosure Schedule” has the meaning set forth in ARTICLE II.

“CAG Equity Plan” means the CAG 2016 Incentive Stock Option Plan.

“CAG HK” has the meaning set forth in the preamble.

“CAG HK Shares” has the meaning set forth in the recitals.

“CAG Information” means all financial and other information relating to CAG, the Companies, the Company Subsidiaries, and the CAG shareholders (and the directors and officers of CAG or the Companies to be elected or appointed as directors or officers of Parent effective as of the Closing pursuant to Section 6.13) and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Notice of Meeting and any amendment or supplement thereto, prepared by CAG expressly for inclusion therein and for which CAG has agreed to assume responsibility in accordance with this Agreement.

“CAG Options” means options to purchase CAG Shares granted under the CAG Equity Plan.

“CAG Preferred Shares” means the Series A-1 Preferred Shares of par value US$0.000001 each and the Series A-2 Preferred Shares of par value US$0.000001 each of CAG.

“CAG Shares” means the ordinary shares of par value US$0.000001 each of CAG.

“CAG Shareholder Approval” means, in respect of this Agreement and the Acquisition, (i) the prior written consent of each of Maple Street, L.P. (to the extent such Person is a holder of CAG Preferred Shares at the time) and China Logistic Investment Holding (5) Limited in accordance with Article 8.3B of CAG’s Charter Documents, and (ii) the approval and authorization by written consent by holders of issued and outstanding shares of CAG (including CAG Shares and CAG Preferred Shares) which carry, in aggregate, not less than two-thirds of the total voting power (as determined in accordance with CAG’s Charter Documents) of all issued and outstanding shares of CAG (including CAG Shares and CAG Preferred Shares).

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“CAG Superior Proposal” means publicly announced, bona fide CAG Competing Proposal of the kind referred to in the definition of CAG Competing Proposal (and not resulting from a breach by CAG of any of its obligations under Section 6.05(a) (it being understood that any actions by the Affiliates of CAG in breach of Section 6.05(a) shall be deemed to be a breach by CAG for the purposes hereof)) that a majority of the directors of CAG, acting in good faith, and after receiving written legal advice from its legal advisor and written advice from its financial advisor, determines (1) is reasonably capable of being valued and completed in a timely fashion taking into account all aspects of the CAG Competing Proposal, including any timing considerations, any conditions precedent, and the identity of the proponent; and (2) would, if completed substantially in accordance with its terms, be more favorable to the holders of the CAG Shares (as a whole) than the Acquisition, taking into account all terms and conditions of the CAG Competing Proposal.

“Cash” means, without duplication (i) the cash and cash equivalents held by Parent and the Parent Subsidiaries, after giving effect to the receipt of any cash consideration received by Parent at the closing of the Divestiture, plus (ii) the outstanding principal amount plus the accrued interest of the Parent Loan, plus (iii) the outstanding principal amount and accrued interest of loans and advances made to Bendon Limited in an amount not to exceed $5,000,000.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“CEG” has the meaning set forth in the preamble.

“CEG Shares” has the meaning set forth in the recitals.

“Charter Documents” has the meaning set forth in Section 3.01.

“Closing” has the meaning set forth in Section 1.04.

“Closing Date” has the meaning set forth in Section 1.04.

“Code” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Annual Financial Statements” has the meaning set forth in Section 3.07(a).

“Company Balance Sheet Date” means June 30, 2021.

“Company Capital Stock” has the meaning set forth in Section 3.03(a).

“Company Conflict Group” has the meaning set forth in Section 9.17(b).

“Company Contracts” has the meaning set forth in Section 3.18(a).

“Company Data Security Requirements” has the meaning set forth in Section 3.15(j).

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“Company Disclosure Schedule” has the meaning set forth in ARTICLE III.

“Company Financial Statements” has the meaning set forth in Section 3.07(a).

“Company Group” means, collectively, the Companies and the Company Subsidiaries.

“Company Intellectual Property” has the meaning set forth in Section 3.15(c).

“Company Interim Financial Statements” has the meaning set forth in Section 3.07(a).

“Company Licensed Intellectual Property” has the meaning set forth in Section 3.15(c).

“Company Material Customers” has the meaning set forth in Section 3.21(a).

“Company Material Suppliers” has the meaning set forth in Section 3.21(b).

“Company Owned Intellectual Property” has the meaning set forth in Section 3.15(b).

“Company Personal Property” has the meaning set forth in Section 3.14(c).

“Company Plan” has the meaning set forth in Section 3.11(a).

“Company Shares” has the meaning set forth in the recitals.

“Company Subsidiaries” has the meaning set forth in Section 3.02(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.02(b).

“Consideration Ratio” means seven-thirds (7/3).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Converted CAG Option” has the meaning set forth in Section 1.06(a).

“Converted Option Acquisition Shares” means the aggregate number of Parent Shares issuable upon exercise of the Converted CAG Options immediately after the Closing (rounded down to the nearest whole number of shares).

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of Software subject to such license, that such Software subject to such license, or other Software incorporated into, derived from, or used or distributed with such Software subject to such license, as a result of the manner of use, modification, and/or distribution by the Companies or any of the Company Subsidiaries, as applicable, (i) be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Companies’ or any of the Company Subsidiaries’ products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law), or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

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“Copyrights” means all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variations or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other similar measure, in each case in connection with or in response to COVID-19 and in each case implemented or otherwise required by Legal Requirements applicable to such Party and/or its subsidiaries, or recommended by a Governmental Authority, including the CARES Act and Families First Act.

“D&O Tail Insurance” has the meaning set forth in Section 6.06(b).

“Daily VWAP” means, for any Trading Day, the per share volume-weighted average price of the Parent Shares as reported by Bloomberg, L.P. through its VWAP function (or its equivalent successor if such service is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day on Nasdaq. The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Distribution” has the meaning set forth in Section 1.13.

“Divestiture” has the meaning set forth in Section 6.17.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“ERISA” has the meaning set forth in Section 3.11(a).

“ERISA Affiliate” has the meaning set forth in Section 3.11(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means (A) (i) the number of shares constituting the Acquisition Share Pool, less the number of Liquidation Preference Acquisition Shares (but in any event, not less than zero), multiplied by (ii) the ratio of (I) the aggregate number of CAG Shares underlying the CAG Options that are outstanding immediately prior to the Closing over (II) the number of Fully Diluted CAG Shares Outstanding, divided by (B) the aggregate number of CAG Shares underlying the CAG Options that are outstanding immediately prior to the Closing.

“Extraordinary General Meeting” has the meaning set forth in Section 6.01(a).

“FATA” means the Foreign Acquisitions and Takeovers Act 1975 (Cth) of the Commonwealth of Australia, and any regulations made under it.

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“Fees and Expenses” means all fees, expenses and other obligations incurred by CAG, the Companies and the Company Subsidiaries as a result of the Transactions, including all legal fees and expenses and the fees and expenses of financial and other advisors, accountants, and consultants. For the avoidance of doubt, any income Taxes determined under Legal Requirements to be payable by a Party as a result of the Transactions shall not be considered Fees and Expenses and, without limiting the foregoing, any such income Tax to be payable by a Party as a result of the Transactions at or prior to the Closing shall be paid by such Party, notwithstanding Section 8.03.

“FIRB Approval” means either (i) CAG has received a written no objection notification under FATA from the Australian Commonwealth Treasurer (or its delegate) in respect of CAG and certain holders of the capital stock of CAG acquiring the Parent Shares in accordance with this Agreement, either on an unconditional basis or subject to such conditions acceptable to the CAG (acting reasonably and in good faith), or (ii) the Australian Commonwealth Treasurer is, by reason of lapse of time, no longer empowered to make an order under the FATA in respect of the acquisition of the Parent Shares by CAG and certain holders of the capital stock of CAG in the manner contemplated by this Agreement on grounds that the Australian Commonwealth Treasurer was otherwise empowered to make under the FATA.

“Five Day Average Trading Price” means the average of the Daily VWAP for the five (5) Trading Days ending on (and inclusive of) the Trading Day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“FOH” has the meaning set forth in Section 6.17.

“Fully Diluted CAG Shares Outstanding” means, without duplication, (i) the number of issued and outstanding CAG Shares (including restricted stock) immediately prior to the Closing, plus (ii) the number of CAG Shares underlying restricted stock units and performance units and issuable upon the exercise, conversion or other exchange of options, warrants, preferred shares, convertible debt securities, or similar rights issued and outstanding immediately prior to the Closing or that a third party otherwise has the right to acquire.

“Fully Diluted Parent Shares Outstanding” means, without duplication, (i) the number of issued and outstanding Parent Shares (including restricted stock) immediately prior to the Closing, plus (ii) the number of Parent Shares underlying restricted stock units and performance units and issuable upon the exercise, conversion, or other exchange of options, warrants, preferred shares, convertible debt securities, or similar rights issued and outstanding immediately prior to the Closing or that a third party otherwise has the right to acquire, including, for the avoidance of doubt, shares issuable in connection with Parent’s director compensation plan, incentive equity compensation awarded to Parent’s executive officers, employees, consultants, and independent contractors, and the Parent Warrants; provided that the Fully Diluted Parent Shares Outstanding shall exclude any Additional Financing Surplus Shares and the shares identified on Schedule 9.04(i).

“Governmental Action/Filing” means any franchise, grant, license, certificate of compliance, authorization, easement, certificate, permit, approval, consent or other action of, or any filing, registration or qualification with, any Governmental Authority.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government or political subdivision thereof, any regulatory, tax, administrative or other agency, authority, commission, department, board, bureau, or instrumentality of any such government or political subdivision, any court, arbitral body (public or private) or tribunal, or any self-regulatory organization or quasi-governmental authority (including Nasdaq).

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“GST” means goods and services tax as defined in the GST Act.

“GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 (Cth) of the Commonwealth of Australia.

“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HK Company Shares” has the meaning set forth in Section 3.03(a).

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Equity Plan” has the meaning set forth in Section 6.18.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise (together with accrued and unpaid interest thereon and any prepayment premium or other penalties and any fees, costs, and expenses thereunder due upon repayment thereof), in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals or cost associated with prepaying any such indebtedness solely to the extent such indebtedness is prepaid, (ii) the principal and interest components of capitalized lease obligations under GAAP or IFRS, as the case may be, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes, debt securities, loans, credit agreements and similar instruments, (v) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (vi) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vii) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” and (viii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (i) through (vii), and (ix) all Indebtedness of another Person referred to in clauses (i) through (viii) above guaranteed directly or indirectly, jointly or severally.

“IFRS” has the meaning set forth in Section 4.07(a).

“Insurance Policies” means all material insurance policies and material fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of a Person.

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“Intellectual Property” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) Patents; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) Copyrights; (iv) Software; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) Trademarks; (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“IRS” means Internal Revenue Service.

“knowledge” means actual knowledge or awareness as to a specified fact or event of (i) in the case of CAG, the Companies or the Company Subsidiaries, Peter Zuguang Wang, Edmond Cheng, or Wei Zhong, and (ii) in the case of Parent or the Parent Subsidiaries, Justin Davis-Rice or Mark Ziirsen.

“Legal Requirements” means any material federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, rule, regulation, Order or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” or “Liabilities” means any and all debts, liabilities, and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, or determined or determinable, including those arising under any Legal Requirement, Action, or Order and those arising under any Parent Contract, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

“Liquidation Preference Acquisition Shares” means the number of Parent Shares issuable to CAG, and distributable by CAG to the holders of the CAG Preferred Shares in satisfaction of their liquidation preference in connection with the Distribution, in accordance with the CAG Charter Documents, and contracts binding on CAG and applicable Legal Requirements (rounded down to the nearest whole number of shares), but in any event not more than the number of shares constituting the Acquisition Share Pool. For the avoidance of doubt, all Parent Shares distributable to the holders of the Secured Convertible Notes in accordance with their terms at the Closing shall be included for the purposes of such calculation.

“Local Sale and Purchase Agreement” has the meaning set forth in Section 1.01.

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“Material Adverse Effect” when used in connection with the Company Group, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as the case may be, means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) that would or would be reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets, liabilities, or results of operations of the Companies and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, or (ii) would prevent, materially delay the consummation of the Acquisition or any of the other Transactions; provided, however, that none of the following (or the effect of any of the following) alone or in combination shall be deemed, in and of itself, to constitute, or be taken into account in determining whether there has been or will be, pursuant to clause (i) above, a Material Adverse Effect: (A) acts of war, sabotage, civil or political unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil or political unrest or terrorism, (B) earthquakes, hurricanes, tornados or other natural or man-made disasters, acts of God, change in climate, or other force majeure events, (C) any pandemic, epidemic, plague or other general outbreak of illness (including COVID-19 or the effect of any abatement thereof, and any Permitted Action in response thereto, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), (D) changes in general economic, political, business, or financial market conditions (including, without limitation, exchange rates and interest rates generally) or changes in securities markets in general, (E) general changes in the industries in which the Companies and the Company Subsidiaries operate, (F) the execution of this Agreement and the Transaction Documents, the public announcement or pendency of the Transactions, the compliance with the terms and conditions of this Agreement (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities, unless such impact relates to a breach of the representations, warranties, covenants, or agreements of CAG or the Companies or Parent, as applicable), (G) any proposal, enactment or change in interpretation of, or other change in, applicable Legal Requirements or U.S. GAAP (or equivalent accounting practice in any other jurisdiction), (H) any actions taken, or failures to take action, or such other changes or events, in each case, that the other Party has requested or to which it has consented, in each case, expressly in writing, or which actions are expressly contemplated by this Agreement, or (I) any failure in and of itself of the Companies or any of its Subsidiaries to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided that this clause (I) shall not prevent a determination that any event, circumstance, change or effect underlying such failure has resulted in a Material Adverse Effect; provided, further, in the case of the foregoing clauses (A), (B), (C), (D), (E) and (G), in the event that a Party and its Subsidiaries, taken as a whole, are disproportionately affected by such change, event, occurrence or effect relative to companies in the industries in which such Party and its subsidiaries conduct their respective operations, the extent (and only the extent of the incremental disproportionate affect) of such adverse change, event, occurrence or effect, relative to such other participants, on the Party or its Subsidiaries may be taken into account in determining whether there has been a Material Adverse Effect.

“Material Company Contracts” has the meaning set forth in Section 3.18(a).

“Material Parent Contracts” has the meaning set forth in Section 4.19(a).

“Maturity Date” has the meaning set forth in Section 1.11.

“Nasdaq” has the meaning set forth in Section 4.24.

“Nonparty Affiliate” has the meaning set forth in Section 9.10.

“Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of the date hereof, by and between CAG and the parties named therein.

“Notice of Meeting” has the meaning set forth in Section 6.01(a).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

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“Order” means any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Authority that possesses competent jurisdiction.

“Outside Date” has the meaning set forth in Section 8.01(b).

“Parent” has the meaning set forth in the preamble.

“Parent Annual Financial Statements” has the meaning set forth in Section 4.07(a).

“Parent Balance Sheet” has the meaning set forth in Section 4.08.

“Parent Balance Sheet Date” means June 30, 2021.

“Parent Capital Stock” has the meaning set forth in Section 4.03(a).

“Parent Closing Statement” has the meaning set forth in Section 1.03.

“Parent Competing Proposal” means any proposal, agreement, arrangement, or transaction that, if entered into or completed, would mean a Person (other than CAG or the holders of capital stock in CAG) (either alone or together with any Affiliate) may (i) directly or indirectly acquire a Relevant Interest in, or have the right to acquire, a legal, beneficial, or economic interest in, or control of, 30% or more of the Parent Shares, (ii) acquire control of, or otherwise merge with, Parent or any of its controlled entities or a substantial portion of their assets, or (iii) enter into any agreement, arrangement, or understanding requiring Parent to abandon, cease to recommend, or otherwise fail to proceed with the Acquisition.

“Parent Contracts” has the meaning set forth in Section 4.19(a).

“Parent Data Security Requirements” has the meaning set forth in Section 4.16(b).

“Parent Disclosure Schedule” has the meaning set forth in ARTICLE IV.

“Parent ERISA Affiliate” has the meaning set forth in Section 4.11(e).

“Parent Financial Statements” has the meaning set forth in Section 4.07(a).

“Parent Group” has the meaning set forth in Section 9.17(a).

“Parent Information” means all financial and other information relating to Parent, the Parent Subsidiaries, and Parent shareholders (and the directors and officers of Parent to be elected or appointed effective as directors or officers of Parent as of the Closing pursuant to Section 6.13) and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Notice of Meeting and any amendment or supplement thereto prepared by Parent for inclusion therein and for which Parent has agreed to assume responsibility in accordance with this Agreement.

“Parent Interim Financial Statements” has the meaning set forth in Section 4.07(a).

“Parent Loan” has the meaning set forth in Section 1.11.

“Parent Modification in Recommendation” has the meaning set forth in Section 6.01(f).

“Parent Personal Property” has the meaning set forth in Section 4.15(c).

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“Parent Plan” has the meaning set forth in Section 4.11(a).

“Parent SEC Reports” has the meaning set forth in Section 4.07(a).

“Parent Share Equivalent” means any security exercisable or exchangeable for, or convertible into, newly issued Parent Shares.

“Parent Shares” has the meaning set forth in the recitals.

“Parent Shareholder Matters” has the meaning set forth in Section 6.01(a).

“Parent Subsidiaries” has the meaning set forth in Section 4.02(a).

“Parent Superior Proposal” means publicly announced, bona fide Parent Competing Proposal of the kind referred to in any of clause (ii) of the definition of Parent Competing Proposal (and not resulting from a breach by Parent of any of its obligations under Section 6.05(b) (it being understood that any actions by the Affiliates of Parent in breach of Section 6.05(b) shall be deemed to be a breach by Parent for the purposes hereof)) that a majority of the directors of Parent, acting in good faith, and after receiving written legal advice from its legal advisor and written advice from its financial advisor, determines (1) is reasonably capable of being valued and completed in a timely fashion taking into account all aspects of the Parent Competing Proposal, including any timing considerations, any conditions precedent, and the identity of the proponent; and (2) would, if completed substantially in accordance with its terms, be more favorable to the holders of the Parent Shares (as a whole) than the Acquisition, taking into account all terms and conditions of the Parent Competing Proposal.

“Parent Warrants” has the meaning set forth in Section 4.03(b).

“Party” has the meaning set forth in the preamble.

“Patents” means all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof.

“Permitted Action” means any commercially reasonable action or inaction, whether or not in the ordinary course of business, that CAG or Parent, as applicable, reasonably believes is necessary or prudent for any Company or Company Subsidiary or Parent or any Parent Subsidiary, as applicable, to take or abstain from taking, in order to carry on and preserve or protect their respective businesses, assets or properties or to protect the health or safety of natural Persons employed by any Company or Company Subsidiary or Parent or any Parent Subsidiary, as applicable, in each case, solely in connection with COVID-19 or any other pandemic, disease outbreak or other public health emergency, or the effect of any abatement thereof.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith, (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business, (iii) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Authority, (iv) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens, if any, that would not reasonably be expected to have a Material Adverse Effect on the Company Group, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, (v) with respect to any leased real property, (a) the interests and rights of the respective lessors with respect thereto and (b) any Lien permitted under the applicable lease agreement and any ancillary documents thereto, (vi) Liens created by the other Party or its successors and assigns, (vii) Liens securing existing indebtedness of a Party disclosed to the other Party as of the date hereof on Schedule 9.04(ii), including the Parent Loan and the secured convertible notes (the “Secured Convertible Notes”) issued by CAG to Esousa Holdings LLC, the other noteholders named in the Note Purchase Agreement and their transferees, (viii) statutory or contractual Liens of lessors or Liens on the lessor’s or prior lessor’s interest, (ix) restrictions on sales of securities under applicable securities laws, and (x) Liens that will be terminated at or prior to Closing.

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“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government, or Governmental Authority.

“Personal Information” means (i) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (iii) any other, similar information or data regulated by Privacy/Data Security Laws.

“PPACA” has the meaning set forth in Section 3.11(j).

“PRC” means the People’s Republic of China, excluding Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan.

“Privacy/Data Security Laws” means all Legal Requirements governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data, whether in the United States or other applicable jurisdiction.

“Relationship Agreement” has the meaning set forth in Section 1.05(a)(vi).

“Relevant Interest” has the meaning given to that term in Chapter 6 of the Australian Corporations Act.

“Representatives” has the meaning set forth in Section 6.02(a).

“Reviewable Document” has the meaning set forth in Section 6.04(a).

“Ruling” means any ruling, determination, arrangement, clearance, consent or advice issued by, or negotiated with, any Tax Authority in respect of any Tax or Tax Law.

“Sample Calculation” has the meaning set forth in Section 1.02.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

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“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), and the United Nations Security Council.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedule 5.01” has the meaning set forth in Section 5.01.

“SEC” has the meaning set forth in Section 3.18(a).

“Securities Act” means the Securities Act of 1933, as amended.

“SIS Act” has the meaning set forth in Section 4.12(b).

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“subsidiary” or “subsidiaries” means, as of any time of determination and with respect to any specified Person, (i) a corporation more than fifty percent (50%) of the voting or capital stock of which is, as of such time, directly or indirectly owned by such Person and (ii) any corporation, partnership, limited liability company, joint venture, association, or other entity, in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity economic interest, of which such Person has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body thereof, or of which such Person has the power to exercise more than fifty percent (50%) of the management rights thereof, as of such time.

“Superannuation Funds” has the meaning set forth in Section 4.12(a).

“Support Agreements” has the meaning set forth in Section 1.10.

“Supporting Shareholders” has the meaning set forth in Section 1.10.

“Tax” or “Taxes” means any or all federal, state, local and foreign income, profits, capital gains, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, goods and services, value added, occupancy and other Taxes, duties, withholdings, imposts, excises, charges, rates, levies or assessments of any nature whatsoever (including, without limitation, GST), together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions. For the avoidance of doubt, this definition covers Taxes of any jurisdiction.

“Tax Authority” means any Governmental Authority responsible for the collection of any Tax or administration of any Tax Law.

“Tax Law” means any law with respect to or imposing any Tax.

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“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Governmental Authority relating to Taxes.

“Trade Control Laws” has the meaning set forth in Section 3.23(b).

“Trademarks” means trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor.

“Trading Day” means any day on which the Parent Shares are actually traded on the principal securities exchange or securities market on which Parent Shares are then traded.

“Transaction Documents” mean this Agreement, the Support Agreements, the Confidentiality Agreement, and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by or pursuant to this Agreement or the Transaction Documents, including the Acquisition.

“U.S. Company Capital Stock” has the meaning set forth in Section 3.03(a).

“U.S. GAAP” has the meaning set forth in Section 3.07(b).

“Wang Parties” has the meaning set forth in Section 1.05(a)(vi).

9.05 Amendment. This Agreement may be amended by the Parties at any time only by execution of an instrument in writing signed on behalf of each of the Parties. The approval of this Agreement by the stockholders of any Party shall not restrict the ability of the board of directors of such Party to terminate this Agreement in accordance with Section 8.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 9.05; provided, however, that, after the approval and adoption of this Agreement by the stockholders of a Party, no amendment may be made that would increase the amount or change the type of consideration receivable by such Party or such Party’s stockholders upon consummation of the Acquisition.

9.06 Extension; Waiver. At any time prior to the Closing, any Party may (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties of any other Party contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement of any other Party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Delay in exercising or failure to assert any right under this Agreement shall not constitute a waiver of such right. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

9.07 Severability. In the event that any term or provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, (a) such term or provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable term or provision had never comprised a part hereof; and (c) the remainder of this Agreement will continue in full force and effect and the application of such term or provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

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9.08 Entire Agreement; Third Party Beneficiaries; Assignment. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto, and the Confidentiality Agreement, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties and any of their respective Affiliates with respect to the Transactions; and (b) are not intended to confer upon any other Person any rights or remedies hereunder (except as specifically provided in this Agreement, including Section 6.06), including, for the avoidance of doubt, any holder of equity or other securities of CAG or Parent. No representations, warranties, covenants, understandings, and agreements, oral or otherwise, relating to the Transactions exist between the Parties, except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the immediately foregoing sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

9.09 Schedules. The information furnished in the Schedules is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Schedules shall qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is reasonably apparent on its face that such disclosure is also applicable to such other Sections of this Agreement. The Schedules and the information and disclosures contained in such Schedules are intended only to qualify and limit the representations and warranties of the Parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, is material, or is outside the ordinary course of business. The inclusion of any fact or information in a Schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any Party and any Person who is not a Party.

9.10 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, CAG, the Companies or Parent and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future Affiliate or Representative of any Party hereto, any Affiliate of any Party hereto or any of the foregoing (each a “Nonparty Affiliate”) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of CAG, the Companies or Parent under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions, except with respect to willful misconduct or actual fraud against the Person who committed such willful misconduct or actual fraud. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 9.10. Notwithstanding anything to the contrary herein, none of the Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents, or any other agreement referenced herein or therein or the Transactions, or the termination or abandonment of any of the foregoing.

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9.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties and the third party beneficiaries to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.11 shall not be required to provide any bond or other security in connection with any such injunction. The right of specific performance, injunctive and other equitable remedies is an integral part of the Transactions and without that right, neither CAG, the Companies nor Parent would have entered into this Agreement.

9.12 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court in the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal courts of the United States of America sitting in the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the Transactions. Each of the Parties agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and manner of service of process. Each Party hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the Transactions in any jurisdiction or courts, other than as provided herein. Without limiting the foregoing, each Party agrees that service of process on such party in accordance with Section 9.03 shall be deemed effective service of process on such Party and each Party waives any further argument that such service is insufficient

9.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.15 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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9.16 Counterparts; Electronic Delivery. This Agreement and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in two or more counterparts, all of which shall be considered one and the same document and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

9.17 Conflicts and Privilege.

(a) Parent and CAG, on behalf of their respective successors and assigns hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among the shareholders or holders of other equity interests of Parent and/or any of their respective directors, members, partners, officers, employees, or Affiliates (other than Parent) (collectively, the “Parent Group”), on the one hand, and Parent and/or any member of the Company Conflict Group, on the other hand, any legal counsel (including Graubard Miller) that represented Parent prior to the Closing may represent any other member of the Parent Group in such dispute, even though the interests of such Persons may be directly adverse to Parent, and even though such counsel may have represented Parent in a matter substantially related to such dispute, or may be handling ongoing matters for Parent and/or any other member of the Company Conflict Group. Parent and CAG further agree that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Graubard Miller) that represented Parent and/or any other member of the Parent Group prior to the Closing and any one or more such Persons that relate in any way to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence belongs to the Parent Group and shall be controlled by the Parent Group, and shall not pass to or be claimed or controlled by Parent or CAG. Notwithstanding the foregoing, any privileged communications or information shared by CAG prior to the Closing with Parent and/or any other member of the Parent Group (in any capacity) under a common interest agreement shall remain the privileged communications or information of Parent.

(b) CAG and Parent, on behalf of their respective successors and assigns hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among the stockholders or holders of other equity interests of CAG and/or any of their respective directors, members, partners, officers, employees, or Affiliates (other than Parent) (collectively, the “Company Conflict Group”), on the one hand, and the Companies and/or any member of the Parent Group, on the other hand, any legal counsel (including Pillsbury Winthrop Shaw Pittman LLP) that represented CAG prior to the Closing may represent Parent and any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Companies, and even though such counsel may have represented CAG in a matter substantially related to such dispute, or may be handling ongoing matters for the Companies. Parent and CAG further agree that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Pillsbury Winthrop Shaw Pittman LLP) that represented the Companies prior to the Closing and any one or more such Persons that relate in any way to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence belongs to the Company Group and shall be controlled by CAG, and shall not pass to or be claimed or controlled by Parent (after giving effect to the Closing) or the Companies. Notwithstanding the foregoing, any privileged communications or information shared by Parent prior to the Closing with any member of the Company Group under a common interest agreement shall remain the privileged communications or information of Parent.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

EXECUTED by NAKED BRAND GROUP LIMITED ACN 619 054 938 in accordance with section 127(1) of the Corporations Act 2001 (Cth):

/s/ Justin Davis-Rice	/s/ Mark Ziirsen
Signature of Director	Signature of Director / Company Secretary (delete as applicable)

Justin Davis-Rice	Mark Ziirsen
Name of Director (Please print)	Name of Director / Company Secretary (Please print)

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CENNTRO AUTOMOTIVE GROUP LIMITED, a Cayman Islands company limited by shares

By:	/s/ Peter Zuguang Wang
Name:	Peter Zuguang Wang
Title:	Chief Executive Officer

CENNTRO AUTOMOTIVE GROUP LIMITED, a Hong Kong company

By:	/s/ Peter Zuguang Wang
Name:	Peter Zuguang Wang
Title:	Chief Executive Officer

CENNTRO AUTOMOTIVE CORPORATION

By:	/s/ Peter Zuguang Wang
Name:	Peter Zuguang Wang
Title:	Chief Executive Officer

CENNTRO ELECTRIC GROUP, INC.

By:	/s/ Peter Zuguang Wang
Name:	Peter Zuguang Wang
Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]